EXHIBIT 10.3

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Confidential

SEARCH SERVICES AGREEMENT

This Search Services Agreement (the “Agreement”), dated as of September 1, 2007 (the “Effective Date”), is between AOL LLC (“AOL”), a Delaware limited liability company, with offices at 22000 AOL Way, Dulles, Virginia 20166, and CNN Interactive Group, Inc. (hereinafter “CNN”), a Delaware corporation, with offices at One CNN Center, Atlanta, GA 30303. AOL and CNN may be referred to individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, AOL licenses from its Third Party Provider the right to receive web search functionality, Sponsored Link results from Advertisers, and certain branding rights and the right to provide such rights and services to Affiliates of Time Warner Inc.;

WHEREAS, AOL provides an Internet based program for directing Internet search engine users to a landing page of sponsored links relevant to the users’ search queries through the use of Result Terms or AOL Hand Mapped Terms (i.e., “Web Offers Links”);

WHEREAS, AOL wishes to provide and CNN, as an Affiliate of Time Warner Inc., wishes to receive through AOL the Web Service, the Sponsored Advertising Service and the Web Offers Links on CNN.com, along with certain Third Party Provider branding rights;

WHEREAS, this relationship is further described below and is subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the Parties hereby agree as follows:

Defined terms used but not defined in the body of the Agreement shall be as defined on Exhibit A attached hereto.

TERMS

1.	SERVICES

1.1.	Sponsored Links. Subject to the terms and conditions of this Agreement, AOL shall enable CNN.com to request, and AOL will ensure that the Third Party Provider provides, Matched Results for display as Sponsored Links in the Sponsored Links Search Results Area throughout the Term (and where CNN is required to provide notice pursuant to this Agreement with respect to increase, elimination or suspension of the Matched Results and/or Additional Matched Results, CNN will comply with such notice requirement).

1.2.	Web Search. Subject to the terms and conditions of this Agreement, AOL shall enable CNN.com to receive the Web Services and Licensed Content.

1.3.	Web Offers. Subject to the terms and conditions of this Agreement, AOL shall enable CNN.com to receive the Web Offers Links.

2.	IMPLEMENTATION, MECHANICS AND PROCESS.

2.1.	Sponsored Link Implementation. Subject to the terms of this Agreement, AOL shall make available to CNN and CNN.com Users the Sponsored Advertising Service as set forth herein, and subject to Section 2.4, CNN shall use the protocol in Schedule 2.1 (on the terms set forth therein, including Preamble thereto) (the “Protocol”) to: (a) enable CNN.com Users who query the CNN Search Service (from CNN .com) to receive the results of those Queries (including the Sponsored Links) on the Sponsored Links Search Results Area (i.e., within CNN.com), (b) provide tag(s) within the request for Matched Results indicating the number of Matched Results requested and whether the Matched Results will be displayed on First Pages or Next Pages, and (c) subject to CNN’s rights under this Agreement, serve the Matched Results in the form of Sponsored Links in response to the CNN.com User Queries.

2.1.1.

Sponsored Links Required Characteristics. Unless changed pursuant to Section 2.1.2 or otherwise changed by mutual agreement of the Parties during the Term, all Sponsored Links will include the characteristics set forth in this Section 2.1.1 (such characteristics, collectively, the “Sponsored Links Required Characteristics”): The Sponsored Links shall (i) include at least three (3) Matched Results above the Web Search Results Area on the First Pages of CNN.com, and at least two (2) Matched Results on the Next Pages of CNN.com (to the

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extent a sufficient number of Matched Results are delivered; if fewer than the number of Matched Results specified above are delivered, CNN shall serve the number of Matched Results delivered by the Third Party Provider, subject to CNN’s rights hereunder); (ii) be titled “Sponsored Links” unless otherwise agreed upon by the Parties in writing; (iii) at CNN’s option, include AOL-approved “mouse-overs” on the Sponsored Links on CNN.com (i.e., text that appears when the mouse sits on top of such title); (iv) include the following disclosure language (or substantially similar language as agreed upon by AOL and CNN) in relation to the group of Sponsored Links: “These listings are brought to you by a third party and are not necessarily endorsed by CNN” (in a font size similar to any other similar disclaimers on the same page or in accordance with CNN.com’s generally applicable disclaimer policies); and (v) appear materially similar to the mock-ups attached hereto as Exhibit H, or as otherwise mutually agreed. With respect to subpart (i) above: (x) the Parties expressly agree that CNN shall have the right to implement certain Additional Matched Results in compliance with Exhibit F hereto, as further referenced in Section 9 below; and (y) in situations where CNN faces risk of imminent harm (e.g., including without limitation, in the event of a virus transmission, ongoing misuse of user data, or any Sponsored Link Excess Slippage (defined below)) which is material, CNN may eliminate or suspend the display of the Matched Results and shall only be required to deliver written notice promptly following the elimination or suspension of Matched Results.

2.1.2.	Redesigns. Notwithstanding anything to the contrary herein, CNN expressly reserves the right to redesign or modify the organization, structure, “look and feel,” navigation and other elements of any part or all of CNN.com, but excluding the text or Content of the Matched Results as provided by the Third Party Provider through AOL (“Redesigns”) at any time without notice to or consent from AOL, provided, however, if a Redesign to either the Sponsored Links Search Results Area or the Web Search Results Area causes the click-through rate (“CTR”) for Sponsored Links to decline by an average of twelve percent (12%) during the fifteen (15) days following the Redesign (versus the average during the thirty (30) days preceding the Redesign), AOL shall, at any time after such Redesign, notify CNN in writing of such decline (with e-mail being sufficient) and the Parties shall meet within three (3) business days of such notice to determine whether the decline in CTR was caused by the Redesign and if so, then to work together in good faith to agree on how to restore the CTR, as applicable, to the level that existed prior to the Redesign. If the Parties are unable to agree on how to restore the CTR, as applicable, to the level that existed prior to the Redesign then the Parties shall escalate such matter for further discussion to the Management Contacts identified in Section 1 of Exhibit E.

2.1.3.	General Mechanics. This Section describes the general processes by which CNN will submit Queries to AOL and requests for Matched Results for display as Sponsored Links, and the Third Party Provider, through AOL, will deliver Matched Results to CNN, in accordance with the terms of this Agreement. Subject to Section 2.4, when CNN.com Users initiate a search on the CNN Search Service (whether through a Query or from a link within a category or subcategory or otherwise) then CNN will deliver the Search Term (if the search is initiated from a link within a category, then CNN will deliver the corresponding Search Term) to the Third Party Provider (subject to CNN’s rights to decline to send a particular Search Term pursuant to Section 2.9) and a request for Matched Results. The Third Party Provider shall receive and process the Search Term, including selecting Matched Results that satisfy the Search Term and this Agreement (e.g., including without limitation the filtering requirements of Section 2.8). The Third Party Provider then shall deliver to CNN, via a means and format agreed upon by AOL and CNN, an XML data feed that includes up to the specified number of Matched Results set forth in Section 2.1.1 above or a “no result” notice. CNN shall parse the data feed as appropriate and display all the provided Matched Results (again subject to its rights to decline pursuant to Section 2.9 and subject to not receiving more than the number of Matched Results as set forth in Section 2.1.1) as Sponsored Links. All Sponsored Links shall contain mutually agreed Linking Mechanisms. The Sponsored Links shall be the highest-ranked qualifying Matched Results provided by the Third Party Provider (subject to the applicable filtering and blocking rules), provided, however, that the Parties may mutually agree otherwise with respect to the Next Pages.

2.2.	Web Search Implementation. AOL shall enable CNN to receive the Licensed Content and the Web Service for inclusion in, and use on, CNN.com and as otherwise set forth in this Agreement. Traffic on all Service Pages shall be considered to be CNN traffic. The Web Service will be provided by the Third Party Provider, in all material respects, in accordance with the functionality, specifications, performance criteria and limitations specified in or referenced in this Agreement, including in Exhibit B-1 attached hereto, or as otherwise agreed upon in writing by the Parties.

2.2.1.	Service Pages. The Service Pages shall: (i) be served, produced and managed by, or for CNN co-branded sites on behalf of, CNN, except as otherwise agreed in writing by the Parties; (ii) be hosted and maintained solely on CNN’s servers (excluding the Search Engine and other Third Party Provider Technology), except as otherwise agreed in writing by the Parties; and (iii) have a domain name determined at CNN’s sole discretion.

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2.2.2.	General Mechanics. All Queries to the Web Service sent by CNN to the Third Party Provider shall use a Client Name and a Valid IP Address provided by CNN to AOL and the Third Party Provider, where “Client Name” means an alphanumeric code assigned to CNN by the Third Party Provider, and “Valid IP Address” means any and all valid Internet protocol addresses that will be used by or on behalf of CNN.com. Any modifications to the initial list of Valid IP Addresses provided to AOL by CNN must be made by CNN. When CNN.com Users initiate a search on CNN.com in an area where CNN utilizes the Web Service, then CNN shall deliver such Queries to the Third Party Provider, subject to CNN’s rights to decline to send particular Queries pursuant to Section 2.9. The Third Party Provider shall receive and process the Queries, including generating the Results Set(s). The Third Party Provider then shall deliver to CNN the XML data feed that includes Results Set(s) or a “no result” notice. CNN shall parse the XML data feed to display, subject to the terms of this Agreement. CNN shall not alter the text of the Search Results, except that CNN may reformat, change the look and feel, and display only a portion of the Search Results, and may commingle and/or intermittently intersperse the Search Results with other search results (paid or unpaid, of CNN, its Affiliates and/or third parties), provided however, that in all cases CNN does not display the Search Results (whether or not commingled) in a different order or ranking than received. The Parties acknowledge and agree that nothing contained in this Section 2.2.2 is intended to negate or amend the restrictions placed on CNN set forth in Section 4 (Exclusivity) of this Agreement. CNN may limit the number of Results Sets returned per Query.

2.2.3.	Web Service Implementation. AOL shall ensure that the Database is updated in a manner consistent with the descriptions set forth in Exhibit B-1. Subject to Section 2.1.2 above, CNN shall be responsible for the design, production, technology deployment, Content programming, and creation of graphic user interfaces of the Web Service as appearing within any area of CNN.com hereunder, and may in its sole discretion determine and limit the number of Search Results appearing in the Web Search Results Area and the size of each Search Result, in each case, as appearing within any area of CNN.com. The Web Service shall perform substantially in accordance with the then most-current performance standards of the most-current version of the Third Party Provider’s search service used by AOL that is similar to the Web Service (except (a) to the extent that this Agreement, including Exhibit B-1, provides for differences from such version and, (b) for the Database size limitations set forth on Exhibit B-1, and (c) to the extent that CNN and AOL select different filtering options in accordance with the Data Protocol), but in all cases otherwise in accordance with the requirements set forth in Exhibit B-1. CNN shall provide AOL with (i) at least forty (40) days notice of an expected increase in the daily average volume of Queries to the Web Service from CNN.com, of ten percent (10%) and up to thirty percent (30%), measured against the rolling thirty (30)-day average Query volume, (ii) at least ninety (90) days notice of an expected increase in the daily average volume of Queries to the Web Service from CNN.com, of thirty percent (30%) and up to fifty percent (50%), measured against the rolling thirty (30)-day average Query volume, and (iii) a mutually agreed notice period (acting reasonably in good faith) of an expected increase in the daily average volume of Queries to the Web Service from CNN.com, of fifty percent (50%) or greater, measured against the rolling thirty (30)-day average Query volume, provided however, that neither (x) failure to send such notice to AOL, nor (y) any lack of a change of volume (or other inaccuracy of the predicted volume change) after having sent such a notice to AOL shall be deemed a breach of, or otherwise result in liability to, CNN pursuant to the terms of this Agreement, but provided further, that in the event CNN fails to send such a notice, then AOL shall be under no obligation to meet the requirements set forth in Sections 1-3 of the Technical Requirements set forth in Exhibit B-1 attached hereto with respect to Queries for a period of thirty (30) days, ninety (90) days, or more, as applicable, from the date that such increase first occurred

2.3.	Web Offers Links.

2.3.1.

Web Offers Links Required Characteristics. Unless changed pursuant to Section 2.1.2 or otherwise changed by mutual agreement of the Parties during the Term, all Web Offers Links will include the characteristics set forth in this Section 2.3.1 (such characteristics, collectively, the “Web Offer Required Characteristics”): CNN shall include the Web Offers Links above the Web Search Results Area on the First Pages of CNN.com and may display Web Offers Links below the Web Search Results Area on the First Pages of CNN.com. CNN will only be required to display such number of Web Offers Links that can be displayed within two (2) lines of text. In addition, CNN may display Web Offers Links on the Next Pages, provided that the Web Offers Links are displayed in a manner similar to how they are displayed on the First Pages. In situations where CNN faces risk of imminent harm (e.g., including

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without limitation, in the event of a virus transmission, ongoing misuse of CNN.com User data, or any Sponsored Link Excess Slippage (defined below)) which is material, CNN may eliminate or suspend the display of Web Offers Links and shall only be required to deliver written notice promptly following the elimination or suspension of any Web Offers Links.

2.3.2.	General Mechanics. When CNN.com Users initiate a search on the CNN Search Service (whether through a Query or from a link within a category or subcategory or otherwise) then subject to Section 2.4, CNN will deliver the Search Term (if the search is initiated from a link within a category, then CNN will deliver the corresponding Search Term) to AOL (subject to CNN’s rights to decline to send a particular Search Term pursuant to Section 2.9) and a request for Web Offers Links. AOL shall receive and process the Search Term, including selecting Web Offers Links that satisfy the Search Term and this Agreement (e.g., including without limitation the filtering requirements of Section 2.8). AOL then shall deliver to CNN, via a means and format agreed upon by AOL and CNN, an XML data feed that includes no more than the number of Web Offers Links that can be displayed within two (2) lines of text as set forth in Section 2.3.1 above. CNN shall parse the XML data feed as appropriate and display all the provided Web Offers Links (again subject to its rights to decline pursuant to Section 2.9). The Web Offers Links will direct CNN.com Users to the Web Offers Landing Page, which will reside in a CNN template, as agreed upon by the Parties.

2.4.	Vertical Searches. Notwithstanding anything to the contrary herein, including, without limitation, the terms of Sections 2.1, 2.1.3 and 2.3.1, CNN may, but shall not be obligated to, implement the Sponsored Advertising Service, including Sponsored Links or Web Offers Links, with Vertical Searches (e.g., CNN could implement a Vertical Search in the travel category on CNN.com and not display Sponsored Links on the page that displays the results of the travel queries which results are provided by a third party). If, however, CNN elects to implement the Sponsored Advertising Service, including Sponsored Links or Web Offers Links, with Vertical Searches pursuant to this Section 2.4, CNN may not use any other paid search results within those Vertical Searches while using the Sponsored Advertising Service (including Sponsored Links or Web Offers Links). In addition, if CNN implements Vertical Searches on CNN.com using the same search box as it uses for web search or Site Search, it will make web search using the Web Service or Site Search the default search service in such search box on all CNN.com pages where such search box appears. For example, CNN may not categorize a query in the search box for web search or Site Search on CNN.com pages as “travel” and send such searches to CNN’s travel vertical experience, but CNN may, however, use Vertical Searches on the same search box that it uses for web search and/or Site Search if such Vertical Search is not the default search and is accessed by some means such as being triggered by a CNN.com User toggling over to a vertical tab (like “Shopping” or “Travel”) on the main search box.

2.5.	Speed of Matched Results. Notwithstanding anything to the contrary herein, AOL will ensure that every Matched Result is fully queried, matched, processed, and delivered and received by CNN (including a complete http response, with a complete Matched Results Set result or a “no hit” set result served in XML format) (collectively, “Fully Processed and Served”) in less than one (1) second from the time the initial query is delivered to AOL or the Third Party Provider, as applicable, from CNN (i.e., the CNN server) (the “Maximum Delivery Time”). In the event that the Third Party Provider fails to Fully Process and Serve any individual Matched Result within the Maximum Delivery Time (“Timing Out”), then in addition to any other remedies available to CNN, CNN shall not be obligated to display any such individual Matched Results that take longer than the Maximum Delivery Time to be Fully Processed and Served (e.g., CNN may elect to “time out” or filter such Matched Results from the Sponsored Links).

2.6.	Branding. Notwithstanding anything to the contrary, CNN shall not be obligated to display any branding of AOL or the Third Party Provider in connection with this Agreement. Notwithstanding the previous sentence, AOL hereby grants to CNN the right to use the branding of the Third Party Provider on CNN.com as depicted in the mock-ups attached hereto as Exhibit I and as otherwise mutually agreed.

2.7.	Ownership. Subject to AOL and the Third Party Provider’s rights in the Sponsored Advertising Service and the Advertising Results (as applicable), and subject further to the rights of any of Advertisers in their advertisements, trademarks, and websites, CNN owns and (as between AOL and CNN) shall operate the CNN Search Service, and CNN owns all right, title and interest in and to CNN.com and all advertising and promotional spaces therein (including, without limitation, the Service Pages on which the Advertising Results appear via the Sponsored Links as set forth herein), including all frames and other tools or navigation associated therewith.

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2.8.	Sponsored Links Promotional Limitations.

(a)	First Level Filter. AOL shall implement a list for CNN.com of URLs and Search Terms that when queried, are more likely than not to produce search results that: (a) are pornographic, or that link to sites offering pornography; (b) would obviously link to a website that offers for sale an illegal substance, product or service; (c) are contrary to CNN’s written advertiser policy(ies); (d) CNN is prohibited from displaying within a service such as the Sponsored Links, because of a pre-existing (as of the Effective Date) agreement between CNN and a third party; or (e) are subject to the Second Level Filter (as defined in Section 2.8(b)) below, including any updates thereto as permitted under Section 2.8(c) below, in order to prevent such results during periods during which such updates are being implemented or generally to limit Second Level Failure (collectively, the “Sponsored Link First Level Filter”) (clauses (a) through (e) above, the “Sponsored Link First Level Filter Rules”). The Parties hereby agree that the Sponsored Link First Level Filter for CNN.com shall initially include the URLs and Search Terms from AOL’s current filters with the Third Party Provider, as provided to CNN in writing prior to the execution of this Agreement and as amended and updated by AOL during the Term (and provided to CNN.com in writing, with email being sufficient). CNN may update the Sponsored Link First Level Filter at any time during the Term (as provided in Section 2.8(c) below, AOL shall use commercially reasonable efforts not to provide, or have the Third Party Provider provide, any Matched Results for the Search Terms or URLs included in the Sponsored Link First Level Filter; provided that the existence of a Matched Result that should have been excluded by the Sponsored Link First Level Filter (“Sponsored Link First Level Failure”) will not be deemed a breach of the Agreement. Instead, AOL shall remedy the Sponsored Link First Level Failure as set forth in Section 2.9. The lists referenced in this Section 2.8(a) above will be specific to CNN.com.

(b)	Second Level Filter. AOL shall use commercially reasonable efforts to, and CNN shall assist AOL to, create (i) a filter that includes Search Terms (which shall be deemed to include reasonably likely misspellings), Prohibited Entities and URLs (which shall be deemed to include reasonably applicable sub-URLs) for Prohibited Entities (“Prohibited Entities” shall mean those companies described on the Prohibitied Entities List (defined below)) and (ii) processes, including editorial review and post-incident instructions for removal of slippage, as applicable (as described below), to exclude the following from the Matched Results: Matched Results that (a) are contrary to certain applicable standard advertiser policies (as delivered to AOL in writing, which writing may be in the form of an email) which are selected by CNN from CNN’s generally applicable standard advertiser policies for CNN.com (as such selections may be updated by CNN from time to time); (b) link to a portion of a Prohibited Entity’s website on which is described or offered any product or service that CNN or its parent, Turner Broadcasting System, Inc., markets as part of one of its core businesses; or (c) promote, market, offer or distribute products or services which CNN identifies to AOL in writing (which writing may be in the form of an email) that CNN does not desire to display or distribute (for any reason as determined by CNN in its sole discretion); (collectively, the “Sponsored Link Second Level Filter”) (clauses (a), (b) and (c) above, the “Sponsored Link Second Level Fiter Rules” and, together with the Sponsored Link First Level Filter Rules, the “Sponsored Link Filter Rules”). The initial list of Prohibited Entities is attached hereto as Schedule 1 (the “Prohibited Entities List”) which such list may be updated upon mutual agreement between AOL and CNN and shall in any case be deemed to include reasonable variations, misspellings and singulars and plurals thereof. Through the Sponsored Link Second Level Filter, AOL is responsible for implementing CNN’s filtering rules that might be context dependent or subject to interpretation. For example, if the Search Term within the Sponsored Link Second Level Filter is “guns” and CNN’s policy forbids (or CNN does not desire to display or distribute) the sale of guns but permits (or otherwise does not object to) Content related to gun control or gun safety, then AOL would ensure that the Matched Results exclude links to Advertiser Websites selling guns, but would be permitted (but not required) to provide links to Advertiser Websites containing Content about gun control issues. The Parties hereby acknowledge that CNN has provided the Search Terms and Prohibited Entities that are initially included in the Sponsored Link Second Level Filter as of the Effective Date; thereafter CNN may update the Sponsored Link Second Level Filter as set forth in Section 2.8(c) below. AOL shall exclude from Matched Results any items covered by the Sponsored Link Second Level Filter; provided that the existence of a Matched Result that should have been excluded by the Sponsored Link Second Level Filter (“Sponsored Link Second Level Failure”) will not be deemed a breach of the Agreement. Instead, AOL shall remedy the Sponsored Link Second Level Failure as set forth in Section 2.9.

(c)

Updates to First Level Filter and Second Level Filter. CNN may update the Sponsored Link First Level Filter and/or the Sponsored Link Second Level Filter and/or the Sponsored Link Second Level Filter Rules (including the Prohibited Entities List, upon mutual agreement with AOL, which will not be unreasonably withheld or delayed) at any time by providing written notice (which written notice may be in the form of email) to AOL of the Search Term, the URLs, standard advertiser policy, or the entity that should be included, and, for a Search Term, whether that Search Term should be included on the Sponsored Link First Level Filter or on the Sponsored Link Second Level Filter. Any updates must be consistent with the definitions and restrictions and rights (in the Sponsored Link First Level Filter Rules

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and Sponsored Link Second Level Filter Rules, as applicable) above, but may also include Search Terms, URLs, entities or policies that CNN reasonably and in good faith believes are necessary for inclusion to prevent (a) exposure of CNN to liability or (b) adverse effects to CNN, CNN.com, or the CNN.com User experience (including, without limitation, to brand and/or editorial independence or integrity). For updates to the Sponsored Link First Level Filter, AOL shall implement such updates, as soon as practicable, but in any event within two (2) Business Days from delivery of such written notice. For updates to the CNN standard advertising policies subject to the Sponsored Link Second Level Filter or for products or services subject to Section 2.8(b)(ii)(c), AOL shall implement such updates as soon as practicable, but in any event within six (6) Business Days from delivery of such written notice (unless such updating requires the manual review of a material portion of the Third Party Provider’s database of existing advertisements, in which case AOL shall implement such updates as soon as practicable, but in any event within a period of time not to exceed twenty-one (21) Business Days).

(d)	Relevance. All Advertising Results shall be Relevant to the applicable Search Term. If CNN reasonably believes that a particular Matched Result is not Relevant, then in addition to CNN’s other rights under this Agreement, CNN shall have the rights in Section 2.9(a) to block, and may inform AOL, in which case AOL shall consider that Matched Result not to be Relevant, and shall exclude it as a Matched Result within the time set forth in Section 2.9

2.9.	Rights and Remedies in the Event of Sponsored Links Promotional Problems

(a)	CNN Right to Block. Notwithstanding any notice requirements elsewhere in this Agreement, CNN has the right, but not the obligation, to do any of the following: (a) decline to send a Query to AOL or the Third Party Provider (as applicable) that reasonably would produce an Excluded Result because the Search Term is on the Sponsored Link First Level Filter or Sponsored Link Second Level Filter, (b) remove, or decline to serve and display any Sponsored Links if CNN reasonably believes that the Matched Results being returned that are Excluded Results pursuant to the Sponsored Link First Level Filter or Sponsored Link Second Level Filter, or (c) remove, or decline to serve and display any Sponsored Links if CNN reasonably believes that Matched Results being returned are not Relevant. In the event that CNN notifies AOL in writing (which writing may be in the form of an email) of a Search Term or Search Result that should have been filtered under the Sponsored Link Filter Rules, such notice shall constitute a request to update the Sponsored Link First Level Filter or the Sponsored Link Second Level Filter, for which AOL shall take action pursuant to Section 2.8(c). CNN may continue to decline to send a Search Term and/or block the display of Sponsored Links until AOL advises CNN that AOL has adequately updated the filters or has otherwise remedied the problem.

(b)	Slippage. The Parties acknowledge and agree that there will be minor occasions where Matched Results are not filtered out in accordance with Section 2.8 despite the commercially reasonable efforts of AOL and Third Party Provider (“Sponsored Link Slippage”), and in such event, the Parties will cooperate to remedy the situation as quickly as possible in a mutually agreed manner. Any immaterial and occasional Sponsored Link Slippage alone will not be deemed a material breach hereof; provided that AOL remedies such problems promptly; and provided further that CNN shall retain its rights to block as set forth in Section 2.9(a) above. If CNN determines that, in its reasonable judgment, the Matched Results include Excluded Results, whether or not such Sponsored Link Slippage is material, then CNN may provide written notice to AOL (during business hours such notice should be provided to both Joan.kickert@corp.aol,com and Scott.Knowles@corp.aol,com, after business hours (for urgent escalations) such notice should be provided to the AOL Network Operations Center via telephone at (703) 265-4662, or such other contacts as otherwise provided by AOL to CNN)(which written notice may be in the form of email). The notice must describe the Search Term, prohibited entity, or Advertiser Website affected, and the basis of the determination that it is an Excluded Result. AOL shall then remedy the problem by ceasing to provide, or having the Third Party Provider cease to provide, them as part of the Matched Results, as soon as reasonably possible, but no later than within three (3) Business Days from delivery of such written notice for Search Terms on the Sponsored Link First Level Filter, and seven (7) Business Days from delivery of such written notice for the Sponsored Link Second Level Filter. In the event that the quantity or frequency of Sponsored Link Slippage is becoming more than minor in scope or amount (including due to repetitive problems) (“Sponsored Link Excess Slippage”), CNN shall provide written notice thereof to AOL at any time. In the event that CNN notifies AOL of Sponsored Link Excess Slippage, senior account services representatives, or such other personnel as may reasonably be expected to be necessary to remedy the situation, from each Party, will work together in good faith for the five (5) day period commencing on the date of such notice. If AOL is unable to cure such Sponsored Link Excess Slippage within such five (5) day period, then CNN shall notify AOL in writing of such failure and, notwithstanding anything to the contrary, the Sponsored Link Slippage which is subject to such notice may constitute a material breach hereof, in which case such notice shall constitute CNN’s notice to AOL with respect to such material breach (and shall be deemed retroactive to the commencement of such five (5) day period).

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2.10.	Web Search Limitations

(a)	Keyword Filter. CNN may, and upon request from CNN, AOL will assist CNN to, create a list of Queries for the Web Service (a “Keyword List”), such list including the most common misspellings, that when queried, are more likely than not to produce search results that (a) are pornographic, or that link to sites offering pornography; (b) would obviously link to a website that offers for sale an illegal substance, product or service; (c) are contrary to CNN’s written advertiser policy(ies); (d) CNN is prohibited from displaying because of a pre-existing (as of the Effective Date) agreement between CNN and a third party; (e) could expose CNN to liability or have a negative impact on CNN (as determined by CNN in good faith); or (f) CNN reasonably believes in good faith could adversely affect CNN, CNN.com, or the CNN.com User experience (clauses (a) through (f) above, the “Web Search Filter Rules”) (collectively, the “Keyword Filter”). AOL shall remedy any failure of the Keyword Filter to exclude a Search Result that should have been excluded by the Keyword Filter as set forth in Section 2.10(g). Pursuant to Section 2.10(d) the initial Keyword Filter for CNN.com shall include AOL’s current Keyword Filter with the Third Party Provider.

(b)	URL Filter. CNN may, and upon request from CNN, AOL will assist CNN to, create a list of URLs for the Web Service (a “URL List”) that could violate the Web Search Filter Rules to be excluded from Results Sets. AOL shall use commercially reasonable efforts to ensure that no Search Results (for the Web Service) provided are exact matches to the URLs or image URLs included in the URL filter list. AOL shall remedy any failure of the URL filter to exclude a Search Result that should have been excluded by the URL filter as set forth in Section 2.10(g). The Keyword Filter and the URL filter may hereinafter collectively be referred to as the “Web Search Filters.” Any Search Results or Results Set that could be filtered by the Web Search Filters shall be deemed a “Restricted Result.” Pursuant to Section 2.10(d) the initial URL filter for CNN.com shall include AOL’s current URL filter with the Third Party Provider.

(c)	Technical Support. AOL will provide and ensure that CNN receives technical support to ensure that the Licensed Content is correctly received by CNN in accordance with the priority response times and terms and conditions set forth in Exhibit B-2. AOL shall appoint a technical contact to whom CNN may address all technical questions relating to the Web Service, and AOL shall use commercially reasonable efforts to remedy, or have its Third Party Provider remedy, any material malfunctioning of the Web Service in accordance with Exhibit B-2. As between AOL and CNN, AOL shall be solely responsible for the license, purchase, implementation, maintenance and support of all software and hardware required to fulfill its obligations under this Agreement. In the event that CNN technical support is required for the Web Service as implemented on CNN.com, CNN will provide reasonable technical support to AOL free of charge upon mutually acceptable terms and conditions.

(d)	Updates to Keyword Filter and URL Filter. The Parties hereby agree that the initial Web Search Filters for CNN.com shall include AOL’s current filters with the Third Party Provider, as provided to CNN in writing prior to the execution of this Agreement and as amended and updated by AOL during the Term (and provided to CNN.com in writing, with email being sufficient). CNN may update the Web Search Filters at any time by providing written notice to AOL of the Query or URL and the applicable list in a manner and form to be mutually agreed. Any updates must be consistent with the definitions and restrictions and rights (in Web Search Filter Rules) above. AOL shall implement such updates to the Web Search Filters within three (3) Business Days. Notwithstanding the foregoing, if CNN requests that AOL block Content that is illegal or offers for sale an illegal substance, then AOL shall use commercially reasonable efforts to block the relevant URL(s) or image URL(s) within eighteen (18) hours from all Search Results (and in any case within two (2) calendar days), whether or not relevant Web Search Filters are in place.

(e)	Relevance. The first Results Set shall be Relevant to the applicable Query. If CNN reasonably believes in good faith that a particular Query is being responded to with an initial Results Set that is not Relevant, then CNN shall have the rights in Section 2.10(f) to block, and may inform AOL, in which case AOL shall consider that Results Set not to be Relevant, and shall be deemed to be an Error, subject to Exhibit B-2.

(f)

CNN Right to Block. Notwithstanding anything to the contrary, CNN shall have the right, but not the obligation, to (a) decline to send a Query to AOL or the Third Party Provider (as applicable) that reasonably would produce Restricted Results, adult or explicit results, results that are not Relevant, and/or results that are Timing Out (per Exhibit B-1), (b) decline to serve or display any Search Results if Search Results are not delivered to CNN in conformity with the Web Search Filter Rules, that is not

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Relevant, and/or that is Timing Out (per Exhibit B-1), and/or adult or explicit results, and/or (c) decline to display a resulting web page when a CNN.com User clicks on a Search Result that is a Restricted Result.

(g)	Slippage. The Parties acknowledge and agree that there will be minor occasions where Search Results are not filtered by the Filters in accordance with this Section 2.10(g) despite commercially reasonable efforts of AOL (“Web Search Slippage”), and in such event, the Parties will cooperate to remedy the situation as quickly as possible in a mutually agreed manner. Any immaterial and occasional Web Search Slippage alone will not be deemed a material breach hereof; provided that AOL remedies such problems in accordance with this Section 2.10(g) and Exhibit B-2; and provided further that CNN shall retain its rights to block as set forth in Section 2.10(f) above. If CNN determines that in its reasonable judgment the Web Search Filters are not filtering properly, then CNN may provide written notice to AOL (during business hours such notice should be provided to both Joan.kickert@corp.aol.com and Scott.Knowles@corp.aol.com, after business hours (for urgent escalations) such notice should be provided to the AOL Network Operations Center via telephone at (703) 265-4662, or such other contacts as otherwise provided by AOL to CNN). The notice must describe the Query or URL and the basis of the determination. AOL shall then remedy the problem as follows: for issues relating to the Web Search Filters, AOL shall have the Web Search Filter fixed as a Severity 1 Error subject to Exhibit B-2. In the event that the quantity or frequency of Web Search Slippage is becoming material in scope or amount (including due to repetitive problems), as determined by CNN in good faith, such may constitute a material breach hereof, subject to the standard process therefore.

(h)	Use of Service. Notwithstanding anything herein to the contrary, CNN is in no way restricted by this Agreement in distributing and using the Web Service throughout CNN.com. CNN may cache Search Results obtained in connection with the provision of the Web Service to CNN.com Users, provided that (a) CNN’s servers communicate to the servers of the Third Party Provider the number of Queries performed against the cached results (provided that the Parties shall mutually agree on the mechanics and implementation thereof, including without limitation appropriate increases to the response times set forth on Exhibit B-1), (b) the limitations set forth in Section 2.10 herein apply to the cached results only insofar as such limitations existed at the time the results were cached; and (c) the limitations set forth in Section 2.10 herein are required for the cached results only insofar as the cached results are used to obtain Results Sets for Queries sent with the same filter identifier as the Query that caused the creation of the cached results.

(i)	AOL and Third Party Provider Proprietary Rights. CNN acknowledges and agrees that CNN owns no right, title and interest in and to the Search Results, the Third Party Provider’s Search Engine and the Third Party Provider Technology (including any software or other technology licensed by third parties to AOL or the Third Party Provider), including without limitation any and all Intellectual Property Rights therein, and that CNN shall not acquire any right, title or interest in or to the Search Results, the Third Party Provider’s Search Engine and the Third Party Provider Technology, except as expressly set forth in this Agreement. CNN shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any AOL or Third Party Provider software or documentation, including without limitation the Third Party Provider’s Search Engine and the Third Party Provider Technology.

(j)

CNN.com Data. As between AOL and CNN, AOL acknowledges and agrees that CNN own(s) all right, title and interest in and to the data generated on or by use of CNN.com, including without limitation (and as applicable) the following: all CNN.com User personal identification and site behavioral data; CNN.com User demographic and psychographic data; CNN.com User input data, preferences and Queries; CNN.com User advertising and search result click-through data; and any information derived therefrom, in each case including without limitation any and all Intellectual Property Rights therein (together, the “Service Data”), and that neither AOL nor the Third Party Provider shall acquire any right, title, or interest therein or thereto. Notwithstanding the foregoing, to the extent any of the Service Data include any Search Results, the portion of such Service Data which is Search Results (and only such data) is and shall remain the sole property of AOL, subject to the rights granted to CNN pursuant to this Agreement. AOL and the Third Party Provider may use the Search Results and search result clickthrough data to improve the Web Service or the Third Party Provider’s search algorithms so long as such data (a) is aggregated with other data from services operated by AOL or the Third Party Provider, (b) is not specifically identified as having been obtained from CNN, any CNN.com User of the Web Service and (c) is not used to target or to create a profile of any CNN.com Users of the Web Service; or (iii) for other purposes with the prior written consent of CNN in its sole discretion. The Parties acknowledge that each Party intends that no personally identifiable information shall be

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collected by AOL or the Third Party Provider or conveyed by CNN to AOL or the Third Party Provider via the Web Service. Both Parties further acknowledge that data regarding any user of the Web Service (e.g. mailing lists etc.) could be obtained by either Party through activities unrelated to this Agreement, and that any such data regarding users that is gathered through activities unrelated to this Agreement shall not be covered by this Agreement.

(k)	Additional CNN Proprietary Rights. As between CNN and AOL, AOL acknowledges that CNN own(s) all right, title and interest in and to CNN.com and any CNN Enhancements (except for editorial Content regarding the use and functionality of the Web Service provided by AOL to CNN for incorporation in CNN.com, which Content shall be and remain the property of AOL (e.g., any disclosure text, text on how to search, or text on the use of safe search)), and that AOL shall not acquire any right, title, and interest in or to CNN.com or any CNN Enhancements, except as expressly set forth in this Agreement. AOL shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any CNN software or documentation, including, without limitation, any CNN Enhancement.

(l)	Safe Search. Beginning on the Effective Date, CNN may choose to use Safe Search as described in the Data Protocol for certain identified Queries, to which Queries CNN may also choose to have the Filters applied. Safe Search shall operate in accordance with the Data Protocol. AOL and the Third Party Provider shall address material malfunctions in the operation of Safe Search as is described in the Data Protocol as a Severity 1 Error in accordance with Exhibit B-2. AOL acknowledges and agrees that if CNN elects to use Web Search Filters in connection with Queries to which Safe Search is applied, the Query may result in a “no results” set being returned.

2.11	Data Protocol. AOL shall enable CNN, and hereby grants CNN the right, during the Term to use the Data Protocol in connection with the Web Service and the exercise of CNN’s rights hereunder. During the Term, AOL will provide all future releases of the Data Protocol to CNN at the same time the Third Party Provider makes such releases available to AOL. AOL confirms that the Data Protocol will enable CNN to select the features for the Web Service set forth on Exhibit B-1.

2.12	No Disabling. Except to the extent permitted by the proper use of any standard user interface or configuration (collectively, the “Software”) or otherwise agreed to in writing in advance by CNN, AOL shall not provide or implement any means or functionality relating to the Web Service or AOL’s or the Third Party Provider’s Web Site that would (i) alter, modify or enable CNN.com Users to alter or modify, the Software, (ii) disable any functionality of the Software, or (iii) modify the functioning of pages served by CNN.

2.13	Content Integration within One Click Products. (a) AOL shall integrate CNN Content within AOL’s One Click Product (to the extent it is generally available to AOL’s search customer base) or similar products that may be launched during the Term, provided that AOL Content is integrated within the One Click Product implementation, if any, on the CNN Search Results pages (or similar products that may be launched during the Term). The Content to be displayed within these products will link directly to the source property’s Web site. The designated editorial representatives of CNN and AOL shall agree on (i) the exact Content that will be integrated within the One Click Product implementation and other applicable products, and (ii) the degree of reciprocal integration. For the avoidance of doubt, there shall be no obligation on CNN to implement the One Click Product on CNN.com, including the CNN Search Results pages. In addition to the foregoing, (b) if AOL includes Content from parties other than AOL in AOL’s One Click Product, AOL shall integrate CNN Content within AOL’s One Click Product (to the extent it is generally available to AOL’s search customer base) and shall use commercially reasonable efforts to include at least one (1) link to CNN.com in each display of Content within the One Click Product. Further, (c) the Parties will work in good faith to explore how to incorporate CNN’s “hot topics” feed from CNN.com into AOL’s One Click Product.

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2.14	Toolbar Distribution. The Parties will discuss in good faith the potential of the distribution of a search toolbar for CNN.com that resolves to the CNN Search Results. For the avoidance of doubt, there shall be no obligation on either Party to agree upon or implement a search toolbar that resolves to CNN Search Results, provided, however, if CNN decides to create and implement a web search toolbar, CNN hereby agrees that during the Term such toolbar will resolve to the Sponsored Links Search Results Area and Web Search Results Area.

2.15	No Syndication. CNN will not resell, assign, transfer or syndicate the Web Service, the Sponsored Advertising Service or the Web Offers Links onto any third party or other product, property or service other than CNN.com, unless otherwise permitted pursuant to Section 2.14 above.

2.16	Additional CNN Implementation Requests. Notwithstanding anything to the contrary in this Agreement, any additional requests from CNN for implementing the Web Service, the Sponsored Advertising Service or the Web Offers Links on CNN.com (e.g., additional functionality around site specific searches) during the Term that are not contemplated by this Agreement shall be discussed in good faith and if agreed by the parties, shall be set forth in a written amendment to this Agreement, which may provide, among other things, AOL’s timing and cost estimate for any such new request(s).

3.	OPERATIONS AND TECHNOLOGY; PROCESSES; QUARTERLY PERFORMANCE REVIEWS.

3.1.	Hosting, Serving & Technology.

3.1.1	AOL shall ensure that the Third Party Provider shall serve all Advertising Results (e.g., as set forth with respect to delivery of results in Section 2.1.3 above) and, subject to the technical specifications and processes on Exhibit C, shall serve the XML feed of the Matched Results (e.g., as set forth with respect to the Third Party Provider’s delivery of results in Section 2.3 above). No third party, except for the Third Party Provider, shall be permitted to serve the Matched Results without CNN’s express written consent.

3.1.2	To the extent that CNN requests Matched Results for display as Sponsored Links, it shall do so using the XML feed referred to in Section 3.1.1 above in accordance with the terms of this Agreement.

3.2.	Operating Standards. CNN reserves the right to review and test (as set forth in this Section 3.2 and in Exhibit C) the Matched Results as served into the Sponsored Links from time to time to ensure that such links and service remain compatible with CNN.com host software, and the other applicable portions of CNN.com. AOL shall ensure that the Sponsored Advertising Service and Sponsored Links comply at all times with the standards set forth in Exhibit C attached hereto and made a part hereof.

3.3.	Advertising Terms and Conditions. AOL shall have, and shall ensure that Third Party Provider has, in place with each of its advertisers a set of written, standard, generally applicable advertising terms and conditions that may be negotiated with each of AOL’s and Third Party Provider’s Advertisers from time to time (the “Advertising Terms”). Notwithstanding any negotiation of such Advertising Terms, neither the Advertising Terms (e.g., in standard form or as may be negotiated) nor any other statement or representation of AOL or Third Party Provider shall provide or reasonably imply (at any time) that: (a) any Advertiser is guaranteed placement on CNN.com; or (b) AOL’s or Third Party Provider’s relationship with the Advertiser gives rise to any relationship between the Advertiser and CNN (the “Prohibited Advertising Terms”). AOL shall ensure that the restrictions herein shall apply to all Advertisers. Nothing in the preceding two (2) sentences shall be construed to prevent any Advertiser from declining to participate in syndication of its advertisements on CNN.com.

3.4.	Quarterly Performance Reviews. During each quarter of the Term (i.e., every four (4) months), AOL shall be entitled to conduct an overall review of the pages of CNN.com where the Sponsored Links and/or Web Offers Links appear (a “Quarterly Performance Review”). If, during the Quarterly Performance Review, AOL finds that the average monthly Net Revenue for the Sponsored Links and Web Offers Links during the months covered by such Quarterly Performance Review are at or below the monthly average of the Revenue Threshold for the Term (i.e., $307,189.50 ($7,372,548 / 24)), then AOL shall notify CNN in writing (with e-mail being sufficient) and set up a meeting with CNN within (1) one week to discuss ways to improve monetization, which may include possible changes to the pages of CNN.com where the Sponsored Links and/or Web Offers Links appear in order to optimize revenue for such pages. If the Parties are unable to agree on changes to the pages of CNN.com where the Sponsored Links and/or Web Offers Links appear in order to optimize revenue for such pages then the Parties shall escalate such matter for further discussion to the Management Contacts identified in Section 1 of Exhibit E.

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4.	EXCLUSIVITY OBLIGATIONS.

4.1	Search-Based Sponsored Text Links and Text-Based Algorithmic Internet Search Exclusivity.

(a)	So long as this Agreement is in effect, with respect to CNN.com, AOL will be CNN’s exclusive third party provider for any Use of (i) Search-Based Sponsored Text Links, and (ii) Text-Based Algorithmic Internet Search, including with respect to the Licensing thereof.

(b)	For the avoidance of doubt, under the foregoing exclusivity, CNN may not Use on CNN.com any third party service that (i) includes all the Attributes set forth in the definition of Search-Based Sponsored Text Links (taking into account the exceptions listed in the applicable definition), even if that third party service also includes additional features or functions unrelated to such Attributes, or (ii) includes all the Attributes set forth in the definition of Text-Based Algorithmic Internet Search (taking into account the exceptions listed in the applicable definition). For example, if a third party service includes all of the Attributes set forth in the definition of Search-Based Sponsored Text Links, but also includes a spell checker, then CNN may not Use such Search-Based Sponsored Text Links, but may Use the spell checker from the third party service.

(c)	The exclusivity as set forth in this Section 4.1 will not apply to any Vertical Searches.

(d)	Under this Section 4.1, in addition to the foregoing, CNN is also prohibited from redirecting Queries related to the Web Service or Site Search on CNN.com from CNN.com to a page other than the page on CNN .com where the Search Results are displayed. For the avoidance of doubt, it is not considered to be redirecting Web Service or Site Search Queries for the purpose of this paragraph if a user clicks on URL links that are delivered as Search Results.

5.	ECONOMICS.

5.1.

Minimum Revenue Guarantee. Subject to Section 5.2 below, during the Term AOL will pay CNN a total minimum revenue guarantee of $6,266,666.00 (the “Minimum Revenue Guarantee”). The Minimum Revenue Guarantee shall be payable by AOL to CNN on a monthly basis in installments equal to $261,111.00 per month on the first (1st) day of each calendar month during the Term.

5.2.	Performance Revenue. At any point during the Term, when the cumulative Net Revenue recognized by AOL during the Term exceeds the Revenue Threshold, AOL’s next monthly payment to CNN will include all remaining monthly Minimum Revenue Guarantee payments plus eighty-five percent (85%) of the Net Revenue recognized in excess of the Revenue Threshold. During the remaining months of the Term, AOL will pay CNN eighty-five percent (85%) of the Net Revenue recognized by AOL (the “Threshold Revenue Share”). As used herein, “Revenue Threshold” shall mean the total Minimum Revenue Guarantee payments to CNN divided by the Threshold Revenue Share (i.e., $7,372,548 ($6,266,666 / 0.85)). As used herein, “Net Revenue” shall equal revenue recognized by AOL from the Third Party Provider or Advertisers, as applicable, for the Advertising Results delivered to CNN during the Term. AOL shall pay CNN the Threshold Revenue Share, as described in this Section 5.2, on a monthly basis within thirty (30) days following the end of each applicable calendar month in which such amounts were recognized.

5.3.	Wired Payments; Payment Contact. All payments required hereunder shall be paid in immediately available, non-refundable (except as expressly set forth in this Agreement) U.S. funds, which shall be either (a) wired to JPMorgan Bank, New York, NY, ABA #021000021, TBS, Inc./TBS Shared Receipts, Account 304-156744, Swift Code: CHASUS33, , or (b) transferred in another manner as agreed upon by the Parties. In the event of any questions regarding a payment made (or expected to be made) by AOL to CNN, CNN may contact Susanna Wolfe at Susanna.Wolfe@corp.aol.com and/or (703) 265-2080.

5.4	Taxes. As between AOL and CNN, AOL will pay any and all U.S. local, state, and national taxes (including, sales, use, personal property and excise taxes, customs fees, VAT, GST, and other Internet taxes), duties, levies, and assessments, however described or calculated (excluding taxes based on CNN’s net income) that apply to this Agreement (collectively, “Taxes”).

5.5.	Reports and Auditing.

(a)

AOL shall provide CNN written reports in a mutually agreed format setting forth, for both Sponsored Links and Web Offers Links, regular (at least monthly) (i) performance data, (ii) revenue data, and (iii) any other mutually agreed upon data, which shall be the equivalent to the reporting tools utilized by AOL for the management of the AOL search business (the “Reports”). CNN shall be entitled to use the Reports in its business operations and to disclose information derived from the Reports in an aggregate form (e.g., combined with other CNN sales information and in a manner that prevents

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individual identification of Advertisers or information). In addition, AOL shall use commercially reasonable efforts to provide CNN (starting on November 30, 2007) with a report within thirty (30) days of the end of each quarter of the Term that lists the Search Terms that have been searched on CNN.com during the previous quarter and the frequency with which each such Search Term was input.

(b)	Notwithstanding any other provision on reporting in this Agreement, Queries shall be reported on a monthly basis by AOL to CNN based on AOL’s reporting (a “Monthly Query Report”). The number of Queries deemed delivered under this Agreement shall equal the number of Queries reported by AOL. If CNN disputes the number of Queries reported by AOL, then within thirty (30) days of CNN’s receipt of the applicable Monthly Query Report, CNN shall notify AOL of such dispute in writing and the Parties shall meet within three (3) business days of such notice to work together in good faith to resolve such dispute. If the Parties are unable to agree on how to resolve any such dispute then the Parties shall escalate such dispute to the Management Contacts pursuant to Section 1 of Exhibit E.

(c)	AOL (and CNN, as applicable and to the extent CNN maintains any such records in the ordinary course of its business) shall maintain, and AOL shall ensure that the Third Party Provider maintains, complete, clear and accurate records relating to the obligations hereunder (including summary logs used to calculate and track Queries), and compliance with this Agreement (“Records”). All such Records shall be maintained for a minimum of ninety (90) days following termination or expiration of this Agreement.

(d)	For the purpose of determining, in the event of a dispute, the accuracy of Queries, UAs, UA spam, Queries Spam, and other elements of the Reports provided by AOL, CNN shall have the right to direct a mutually agreeable independent third party auditor, which auditor must be a nationally recognized auditing firm (a “Metric Auditor”), subject to confidentiality restrictions consistent with those set forth in this Agreement (and any additional confidentiality restrictions as mutually agreed), to conduct reasonable and necessary copying and inspection of AOL’s Records and records of the Third Party Provider. Any such audit may be conducted after twenty (20) Business Days prior written notice, during normal business hours, no more frequently than once per year (and only with respect to a previously unaudited period) and shall be at CNN’s expense; provided, however, that if such inspection reveals any inaccuracy in any report of more than ten percent (10%) of the disputed item or any, AOL shall reimburse CNN for the reasonable fees charged by the Metric Auditor.

(e)	For the purpose of determining, in the event of a dispute, AOL’s compliance with any of its payment obligations under this Agreement and upon AOL’s payment of the Threshold Revenue Share, CNN shall have the right to direct a mutually agreeable independent third party auditor, which auditor must be a nationally recognized auditing firm (a “Payment Auditor”), subject to confidentiality restrictions consistent with those set forth in this Agreement (and any additional confidentiality restrictions as mutually agreed), to conduct reasonable and necessary copying and inspection of AOL Records and records of the Third Party Provider. Any such audit may be conducted after twenty (20) Business Days prior written notice, during normal business hours, no more frequently than once per Year (and only with respect to previously unaudited period and no more than once per year), and shall be at CNN’s expense; provided, however, that if an inspection reveals any inaccuracy in any report of more than ten percent (10%) of any disputed item, (i) AOL shall promptly pay all amounts due under the Agreement as revealed by the audit and reimburse CNN for the reasonable fees charged by the Payment Auditor, and (ii) CNN shall thereafter have the additional right to conduct an audit pursuant to this subpart (f) once per the applicable Year only with respect to the remainder of the Year in which such reporting inaccuracy occurs. For the avoidance of doubt, at the beginning of each Year, the frequency of CNN’s audits shall be set at once per Year subject to this subpart (f).

6.	TERM; MAKE GOOD TERM; TERMINATION; SUSPENSION.

6.1.	Term. This Agreement will commence on the Effective Date and shall expire at 11 :59 p.m. (EST) on the date that is two (2) years after the Effective Date, unless extended pursuant to Section 6.2 below or terminated earlier as provided for in this Agreement (the “Term”).

6.2.

Make Good Term. If, at the end of the Term, the Queries are less than the Queries Target, then, as AOL’s sole and exclusive remedy, the Term of this Agreement shall automatically extend until the earlier of: (a) the last day of an additional six (6) month period; or (b) the end of the month in which the cumulative number of Queries equals or exceeds the Queries Target (the “Make Good Term”). During any Make Good Term, AOL shall retain one hundred percent (100%) of all Net Revenues until the cumulative Net Revenue equals the Revenue Threshold, and CNN shall not be entitled to receive any portion of such revenues, provided however, if the cumulative number of Queries equal the Queries Target prior to the end of the month that the Make Good Term expires, AOL shall pay to CNN the Revenue Threshold Share for such excess Queries during the remainder of

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such month. Once the cumulative Net Revenue equals the Revenue Threshold, AOL will pay CNN the Threshold Revenue Share (i.e., eighty-five percent (85%) of the Net Revenue recognized by AOL) for the remainder of the Make Good Term.

6.3.	Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party; provided that, if the breaching Party is diligently working to effect a cure and requires more than thirty (30) days, then the cure period shall be extended for as long as reasonably necessary to effect the cure, but in no event more than thirty (30) additional days; provided further, that the cure period with respect to any payment shall be twenty (20) days from the date on which such payment is due as provided for herein without any extension of such cure period (“Payment Cure Period”).

6.4.	Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) is declared insolvent or bankrupt by a court of competent jurisdiction, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

6.5.	Termination on Change of Affiliate Status of CNN. In the event that during the Term CNN ceases to be an Affiliate of Time Warner, Inc., AOL may terminate this Agreement by providing thirty (30) days written notice.

6.6.	Suspension of Services. In the event that the Web Service and/or the Sponsored Advertising Service is suspended by the Third Party Provider and not generally available to AOL, AOL shall have the right to suspend CNN’s use of such services, as applicable, until they are again made generally available to AOL. If the Web Service and/or the Sponsored Advertising Service is suspended by the Third Party Provider and not generally available to AOL beyond twenty (20) days, CNN may terminate this Agreement upon written notice to AOL. In addition, (a) if AOL suspends the Web Service and/or the Sponsored Advertising Service pursuant to this Section, AOL shall continue to pay to CNN the greater of the pro-rated Minimum Revenue Guarantee or the pro-rated amount of Revenue Threshold Share paid to CNN during the preceding month (as applicable) for such time period, provided, however, that if CNN terminates this Agreement pursuant to this Section 6.6, AOL shall only be obligated to pay CNN the greater of the Minimum Revenue Guarantee or the Threshold Revenue Share paid to CNN during the preceding month through the effective date of such termination, and (b) during the period of the suspension, CNN shall receive credit towards the Query Target as follows: the number of Queries delivered by CNN each day of any suspension period shall be deemed to equal the daily average number of Queries delivered by CNN for the three (3) months preceding such suspension period.

6.7.	Termination of the IMA and/or the Web Search Agreement. In the event that during the Term either the IMA or the Web Search Agreement is terminated (by either AOL or the Third Party Provider), AOL may terminate this Agreement upon sixty (60) days prior written notice, provided that; (a) CNN shall be entitled to retain all amounts previously paid and amounts due and owing through the effective date of such termination, and (b) AOL shall only be obligated to pay CNN (i) the Minimum Revenue Guarantee or (ii) the actual Threshold Revenue Share or (iii) if there is no revenue for all, or a portion of, this sixty (60) day period because service has been suspended and if cumulative Net Revenue recognized by AOL through such date exceeds the Revenue Threshold, AOL will pay CNN the pro-rated amount of the Revenue Threshold Share paid to CNN during the preceding month, as applicable, through the effective date of such termination. If, however, AOL is able to offer a replacement search provider, which is acceptable to CNN (as determined in CNN’s sole discretion), within sixty (60) days after giving notice to terminate this Agreement pursuant to this Section 6.7, then (i) AOL shall continue pay CNN the Minimum Revenue Guarantee or the Threshold Revenue Share, as applicable, for the Term of this Agreement, and (ii) CNN will use commercially reasonable efforts to transition into using the paid and organic search services of the agreed upon replacement search provider.

6.8.	Termination of CNN AdSense for Content Agreement. In the event that during the Term the CNN AdSense for Content Agreement is terminated (by either CNN or the Third Party Provider), CNN may terminate this Agreement upon thirty (30) days prior written notice to AOL, provided that (i) AOL and CNN will have an executive management call before a termination notice is given and (ii) if such termination notice is given by CNN to AOL within the first twelve (12) months of the Term, CNN agrees to pay AOL one hundred twenty-five thousand dollars ($125,000) within sixty (60) days of such termination notice.

6.9.

Effect of Termination. In the event of a termination of the Agreement on any date prior to the expiration of the Term (“Early Termination”), but without limiting the Parties’ other respective rights and remedies under this

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Agreement or at law, AOL shall pay to CNN: (i) within thirty (30) days following the date of such termination, the portion of the Minimum Revenue Guarantee for the time period of the Term, through the date of termination, and/or, as applicable (ii) the Threshold Revenue Share generated during the Term (and not yet paid) within thirty (30) days following the end of the month in which the applicable Threshold Revenue Share were generated.

7.	RELATIONSHIP BETWEEN AOL AND ADVERTISERS.

7.1.	Generally. AOL shall be deemed a CNN advertiser, subject to all applicable limitations thereon, but all Advertisers shall not be deemed CNN advertisers as a result of such status. As between CNN and AOL, AOL is responsible for all complaints, issues, disputes and claims of Advertisers with respect to CNN’s promotion of the Sponsored Links, and for excluding Excluded Results from the Matched Results or otherwise with respect to this Agreement. AOL will discharge all such responsibility as expressly set forth in this Agreement.

7.2.	Claims by Advertisers for Termination. AOL shall ensure that it and the Third Party Provider have the ability to fulfill theirs obligations to their respective Advertisers other than through delivering the Advertising Results to CNN as Matched Results and Web Offers Links under this Agreement, such that, if CNN exercises any express rights herein to block or decline to distribute a Matched Result or Web Offers Links, then an Advertiser shall not, as a result of its relationship with AOL or the Third Party Provider, have gained the right to make a claim against CNN therefor. AOL shall discharge all such responsibility pursuant to Section 3.3, Section 10 of Exhibit E and Section 7.6 below.

7.3.	Customer Service. As between the Parties, it is the sole responsibility of AOL, the Third Party Provider or Advertisers (and not CNN) to provide customer service to persons or entities purchasing products or services through the Advertiser Websites. AOL shall discharge all such responsibility pursuant to Section 3.3, Section 10 of Exhibit E and Section 7.6 below. CNN will have no obligations with respect to the products and services available on or through any Advertiser Website, including, but not limited to, any duty to review or monitor.

7.4.	Applicable Laws; Infringement. As between AOL and CNN, AOL will bear all responsibility for the Advertiser Websites (a) complying with all applicable federal, state and local laws and regulations (including without limitation, as related to contests, sweepstakes, consumer protection and disclosure, out of stock products, etc.); (b) not infringing on nor violating any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; and (c) not containing any libelous, or materially false or misleading statements. AOL shall discharge all such responsibility pursuant to Section 3.3, Section 10 of Exhibit E and Section 7.6 below.

7.5.	Expert/Specialist Content. If any Advertiser Website for which a Matched Result is provided professes to provide any expert advice, then as between CNN and AOL, AOL shall be responsible for any third party claims brought against CNN to the extent based on allegations that such expert advice is not prepared or reviewed by licensed, insured and qualified practitioners/professionals in such field with expertise on the particular topic and to the extent based on allegations that such expert advice does not comply with applicable standards of the applicable profession or applicable laws and regulations. AOL shall discharge all such responsibility pursuant to Section 3.3, Section 10 of Exhibit E and Section 7.6 below.

7.6.	Indemnification for Advertiser Claims. Notwithstanding anything to the contrary, and without limiting any additional indemnification herein, in the event CNN delays, reduces or removes any Sponsored Links, temporarily or permanently, as permitted by this Agreement, or terminates this Agreement as permitted herein (“CNN Permitted Actions”), CNN shall not, as a result of this Agreement, have any liability to any Advertisers. AOL shall, pursuant to the procedures established in Section 10 of Exhibit E, defend, indemnify, save and hold harmless CNN and all its officers, directors, agents, affiliates, distributors, franchisees and employees, from and against any and all demands, liabilities, costs or expenses, including reasonable attorneys’ fees, arising from third party claims by Advertisers against CNN arising from the CNN Permitted Actions.

8.	STANDARD TERMS. The Standard Legal Terms & Conditions set forth on Exhibit E attached hereto are each hereby made a part of this Agreement.

9.	COMMERCIAL LINKS. The terms set forth on Exhibit F attached hereto are hereby made a part of this Agreement.

[Intentionally left blank – the next page is a signature page]

Execution Version

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AOL LLC		CNN INTERACTIVE GROUP, INC.

By:	/s/ Theodore Cahall	By:	/s/ David Payne
Name:	Theodore Cahall	Name:	David Payne
Title:	CTO/EVP Platforms	Title:	SVP/GM
Date:	8/30/07	Date:	8/30/07

List of Exhibits
Exhibit A	Definitions
Exhibit B-1	The Web Service
Exhibit B-2	Priority Response Times
Exhibit C	Operations
Exhibit D	One Click Product
Exhibit E	Standard Legal Terms and Conditions
Exhibit F	Commercial Links
Exhibit G	User Registration and Privacy
Exhibit H	Sponsored Links Required Characteristics Mock-Ups
Schedule 1	Prohibited Entities List
Schedule 2.1	Ads Protocol Implementation Process

Execution Version

EXHIBIT A

Definitions

The following definitions will apply to this Agreement:

Additional Matched Results. As defined in Exhibit F.

Additional Search(es). Any Vertical Searches or Site Searches.

Advertisers. Third party advertisers receiving placement within Advertising Results or the Web Offers Links.

Advertiser Website(s). The Interactive Sites of the Advertisers, as linked directly or indirectly to the Sponsored Links or the Web Offers Links in accordance with this Agreement.

Advertising Results. Results generated by queries to the Sponsored Advertising Service (including those based on common misspellings and plurals) or through Web Offers Links from CNN.com that are provided, as applicable, by or on behalf of paid Advertisers of the Third Party Providers and/or AOL, and not non-paid search results.

Advertising Terms. As defined in Section 3.3.

Affiliate(s). With respect to either Party, any entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, including any entity in which either Party or its parent, if any, holds, directly or indirectly, at least a twenty percent (20%) equity interest.

AOL Hand-Mapped Terms. Any web offers terms that result from an automated response to a query and that AOL did not obtain through licensed third party software Result Terms, but independently created or obtained.

AOL Technical Support Personnel. As defined in Exhibit B-2.

Attribute. Means, for each of Search-Based Sponsored Text Links and Text-Based and Algorithmic Internet Search, each of the attributes numbered by romanettes (e.g., i, ii, etc.) in the applicable definition therefor.

Business Day. A weekday (e.g., Monday through Friday), excluding any day a national holiday is observed on such weekday. For the avoidance of doubt and by way of example, a Business Day which begins upon receipt of notice at 9:00 pm PST shall continue up through and including 11:59 pm PST of the following Business Day.

Change of Control. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a Party; or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such Party; or (ii) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors.

Client Name. As defined in Section 2.2.2.

CNN AdSense for Content Agreement. The Google Services Agreement and Google Services Agreement Order Form for Google’s AdSense for Content Service dated July 1, 2007, between CNN and Google, Inc.

CNN Permitted Actions. As defined in Section 7.6.

CNN Search Results. The primary text-based Internet search results and Additional Search results generated by Queries on CNN.com.

CNN Search Service. With respect to CNN.com, (i) the Web Service (but expressly excluding the Sponsored Advertising Service) enabling CNN.com Users to conduct searches to locate information on the Internet, or (ii) any Additional Searches that are delivered to AOL or the Third Party Provider for the return of Matched Results and/or Web Offers Links.

CNN Enhancement. Any enhancement, added functionality, addition, extension or improvement to CNN.com created or developed by or for CNN for use with the Web Service or any technology of AOL or the Third Party Provider.

CNN User Information. As defined in Exhibit G.

Execution Version

CNN.com. The U.S domestic version of CNN.com.

CNN.com User. Any user of CNN.com.

Confidential Information. As defined in Section 9(a) of Exhibit E.

Content. Text, images, video, audio (including, without limitation, music used in synchronism or timed relation with visual displays) and other data, products, advertisements, promotions, URLs, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

Database. As defined in Exhibit B-1.

Early Termination. As defined in Section 6.9.

Effective Date. As defined in the exordium of this Agreement.

Error. Any error, bug, malfunction or other instance where the Third Party Provider-controlled portions of the Web Service do not substantially conform to agreed-upon features and specifications.

Excluded Results. Any Advertising Results that would or should reasonably be excluded from the Matched Results in accordance with Sections 2.8 or 2.9.

First Pages. The initial page on which search results are displayed on CNN.com after a Query is entered.

Fully Processed and Served. As defined in Section 2.5.

IMA. The Amended and Restated Interactive Marketing Agreement dated October 1, 2003, as amended, between AOL and Google, Inc.

Intellectual Property Rights. Any and all rights existing from time to time under patent law, copyright law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

Interactive Site. Any interactive product, site or area, including, by way of example and without limitation, (i) a site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a “push” product (such as the Pointcast Network).

Keyword Filter. As defined in Section 2.10(a).

Keyword List. As defined in Section 2.10(a).

Liabilities. As defined in Section 10.3 of Exhibit E.

Licensed Content. All Content provided by the Third Party Provider or AOL to CNN, pursuant to this Agreement (e.g., offline or online Promotional Materials, Content, Matched Results, etc.), including in each case, any modifications, upgrades, updates, enhancements, and related documentation. Licensed Content shall include, without limitation, (i) all other portions or aspects of the Matched Results provided by the Third Party Provider (e.g., contextual links and the XML formatting codes, functionality and/or URLs that enable a user of Sponsored Links to access the Sponsored Advertising Services, but shall expressly exclude all content of Advertisers on the Advertiser Websites, (ii) the Search Results, but in any event not including the Content of websites that are linked to by the Search Results, and (iii) the Web Offers Links.

Licensing. Means the licensing or similar procurement by CNN of a technology solution from a single third party provider and/or its Affiliates, which technology solution enables CNN to engage in substantially all aspects of the performance of (a) any Search-Based Sponsored Text Links (e.g., the licensing from a single third party provider and/or its Affiliates of a platform for the sale of Search-Based Sponsored Text Links by CNN), or (b) any Text-Based and Image-Based Algorithmic Internet Search (e.g., the licensing from a single third party provider and/or its Affiliates of a platform for the sale of Text-Based and Image-Based Algorithmic Internet Search by AOL).

Linking Mechanism. A mechanism provided in accordance with the Protocol in Schedule 2.1 (including the Preamble thereto) of this Agreement to enable CNN.com Users to connect directly or indirectly via a redirect to CNN.com then to AOL or the Third Party Provider (in such a manner as allows AOL to count the UA corresponding to such link) and from AOL or the Third Party Provider to an Advertiser’s website as identified by a URL in such Advertiser’s Matched Result.

Execution Version

Make Good Term. As defined in Section 6.2.

Mapping Process. The query mapping and taxonomy development functions by which Queries are indexed, categorized, and organized using an AOL licensed third party software, and by which Result Terms are created and provided to CNN ranked by relevancy and value.

Matched Results. Advertising Results that are processed by the Third Party Provider on behalf of AOL and CNN pursuant to the IMA (including filtering, as applicable) in connection with Search Terms or other search queries from CNN.com Users (e.g., including terms input by CNN.com Users in the CNN Search Service), using the Third Party Provider’s proprietary technology, and are then delivered to CNN for CNN to display as Sponsored Links as set forth herein and consistent with all applicable provisions and requirements hereof.

Matched Results Set. The set of all Matched Results (whether one (1) or more than one (1) Matched Result) with respect to any given page.

Maximum Delivery Time. As defined in Section 2.5.

Metric Auditor. As defined in Section 5.5(d).

Minimum Revenue Guarantee. As defined in Section 5.1.

Monthly Query Report. As defined in Section 5.5(b).

Net Revenue. As defined in Section 5.2.

Next Page. To the extent within the Sponsored Links Search Results Area or the Web Search Results Area on CNN.com, the “next” page containing CNN Search Results following an initial page on which CNN Search Results appear (but not such first (top level) screen) (i.e., if Matched Results appear as Sponsored Links as the result of a particular CNN Search Results search within the CNN Search Service (assuming that there are qualifying Matched Results), and such resulting page has a “next” button to see more Search Results for the same search, then the subsequent Search Results pages, which contain a continuation of the Search Results, are Next Pages).

One Click Product. The product as set forth and illustrated in Exhibit D.

Payment Auditor. As defined in Section 5.5(e).

Payment Cure Period. As defined in Section 6.3.

Press Release. As defined in Exhibit E, Section 9(d).

Prohibited Advertising Terms. As defined in Section 3.3.

Prohibited Entities List. As defined in Section 2.8(b)

Promotional Materials. As defined in Exhibit E, Section 9(e).

Protocol or Data Protocol. As defined in Section 2.1.

Quarterly Performance Review. As defined in Section 3.4.

Queries. CNN.com Users search requests for results that are generated using the CNN Search Service (including those generated by inserting the applicable word, phrase or category ID into a search box, or (as approved by AOL, not to be unreasonably withheld) clicking on or (as approved by AOL, not to be unreasonably withheld) selecting from a pull down menu, and those generated when a search request consists of a CNN.com User clicking to the Next Page to get more results, clicking on a Web Offers Link,) or Additional Searches to be delivered to the Third Party Provider or AOL (as applicable). AOL hereby approves CNN.com Users clicks on terms presented on CNN.com in a “Top Searches” area where CNN displays the most frequently searched terms as Queries.

Query Spam. Those queries which have been reasonably determined by AOL or the Third Party Provider to be generated through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, click spam, robots, macro programs, and Internet agents).

Execution Version

Query Target. Three hundred and seventy two million, five hundred thousand (372,500,000) Queries.

Records. As defined in Section 5.5(c).

Redesigns. As defined in Section 2.1.2.

Relevant. Advertising Results that are clearly and obviously reflective of the search term, the line listing (title and description) accurately describes why the Web site is listed for the search term, and the Web site is clearly and obviously reflective of the search term.

Reports. As defined in Section 5.5(a).

Restricted Result. As defined in Section 2.10(b).

Result Terms. High value cost per click terms yielded from licensed third party software by running the Mapping Process, and taxonomies (including data, node definitions for each taxonomy, query terms in each node, positive/negative rules logic, relevancy and CPC rankings), that processes user query terms and returns query terms.

Results Set. The data set presented by the Search Engine consisting of between 0 and 15 records on a page in response to a Query (it being understood that the maximum such number qualifying and available will be sent).

Revenue Threshold. As defined in Section 5.2.

Search Engine. Computer software which crawls the Internet, downloads and analyzes text and other data, sorts and organizes the data, creates an index of accessible data, and, after receiving a particular search request (in the form of a word Query), locates material accessible in the database, and presents the results of the search.

Search Results. The search results from (i) the Web Service, consisting of the selection and ordering of URLs, image URLs and other related data with respect to a particular search Query, the corresponding numerical relevancy rankings among the results of a particular search, and any corresponding web site descriptions created by the Third Party Provider itself, that are provided by the Third Party Provider to CNN for serving and displaying to CNN.com Users on CNN.com, and (ii) the Sponsored Advertising Service.

Search Terms. The applicable word, phrase or category ID (as applicable) being input into a search box, or (as approved by AOL, not to be unreasonably withheld) clicked on, or (as approved by AOL, not to be unreasonably withheld) selected from a pull down menu by CNN.com Users to conduct a search for matching results using the Sponsored Advertising Service. AOL hereby approves the terms presented on CNN.com in a “Top Searches” area where CNN displays the most frequently searched terms as Search Terms.

Search-Based Sponsored Text Links. Means (i) auction-based, (ii) cost-per-click, (iii) text links (which may include an ancillary icon or logo, or other isolated graphical element), (iv) triggered only off of keywords (e.g., input by users in a search query box, through clicks on links consisting of suggested searches or keyword(s) preprogrammed by or for CNN, embedded in a URL link) and factors used by the provider’s automated system to better determine the relevancy of the link to the keyword (e.g., excluding behavioral targeting) and (v) delivered in the context of Web Service search and Site Search results. For the avoidance of doubt, Sponsored Links delivered in the context of Web Service search and Site Search results are “Search-Based Sponsored Text Links”.

Service Data. As defined in Section 2.9(j).

Service Pages. All pages of CNN.com where CNN elects to utilize the Web Service and collect Queries to send to the Third Party Provider hereunder (“Query Pages”), plus all pages containing the Web Search Results Areas.

Severity 1 Error. Means any Error that results in any material part of the web Service becoming inaccessible to CNN and CNN.com Users or inoperable, such that no useful work can be done.

Severity 2 Error. Means any Error that causes any feature of the Web Services to perform unpredictably or to otherwise become intermittently unavailable, or that causes the Web Service to have a significant degradation in response time or functional performance.

Site Searches. Searches of the CNN.com site (e.g., not Internet searches but searches of the CNN.com site, including text, video and image searches).

Execution Version

Software. As defined in Section 2.12.

Sponsored Advertising Service. The Third Party Provider’s service which performs searches of the Third Party Provider’s and AOL’s database of Advertisers based on requests over the Internet or requests from Additional Searches and is accessible to CNN and CNN.com Users to the extent set forth herein, or if the Third Party Provider provides an “Alternate Google Advertising Service” (as defined in the IMA), a Sponsored Links advertising service of the Third Party Provider (including all related inventions, processes, algorithms, intellectual property and other rights forming part of such service), that is functionally equivalent or superior to the Sponsored Advertising Service.

Sponsored Links. The Matched Results and any Content associated with the Matched Results, as appearing within the Sponsored Links Search Results Areas (e.g., including without limitation the Next Pages) on the pages of CNN.com where CNN Search Results appear.

Sponsored Link Filter Rules. As defined in Section 2.8(b).

Sponsored Link First Level Failure. As defined in Section 2.8(a).

Sponsored Link First Level Filter. As defined in Section 2.8(a).

Sponsored Link First Level Filter Rules. As defined in Section 2.8(a).

Sponsored Links Required Characteristics. As defined in Section 2.1.1.

Sponsored Links Search Results Area. Means, with regards to Sponsored Advertising Service, the area of the page where actual Sponsored Links are displayed, which area is above the area of the page where CNN Search Results for the CNN Search Service appear, in each case only to the extent within CNN.com (as defined herein) (expressly excluding other areas/pages which may be linked to from such page, e.g., via tabs such as “Images,” “Community,” etc.).

Sponsored Link Second Level Failure. As defined in Section 2.8(b).

Sponsored Link Second Level Filter. As defined in Section 2.8(b).

Sponsored Link Second Level Filter Rules. As defined in Section 2.8(b).

Sponsored Link Excess Slippage. As defined in Section 2.9(b).

Sponsored Link Slippage. As defined in Section 2.9(b).

Support Pagers. As defined in Exhibit B-2.

Support Address. As defined in Exhibit B-2.

Taxes. As defined in Section 5.4.

Term. As defined in Section 6.1.

Text-Based Algorithmic Internet Search. Means a service which (i) performs general searches of information across the Internet (and which, in addition to searching across the Internet, may also search additional sources of information) (ii) is triggered off of keywords (e.g., input by users in a search query box, or through click(s) on link(s) consisting of suggested search(es) or through keyword(s) preprogrammed by or for CNN, embedded in a URL link), and which displays results that (iii) are unpaid, (iv) are automatically generated by use of an algorithm designed to show data primarily from the Internet which is relevant to the search queries submitted, and (v) consist either primarily or solely of text (i.e., which may include an ancillary icon or logo or other isolated graphical element). Text-Based Algorithmic Internet Search expressly excludes (a) with respect to romanette (v) above, any search format other than primarily or solely text as described in romanette (v) above (such as image, video, audio, etc.), (b) with respect to romanette (iii) above, any paid search elements, such as for database inclusion, placement in results, etc., (c) any search services which are ancillary to the services described in the first sentence of this paragraph, that do not themselves consist of Text-Based Algorithmic Internet Search, but rather enhance such services (e.g., clustering of search results, personalization of search results, etc.) and (d) Site Searches and Vertical Searches. For the avoidance of doubt, the Web Service is “Text-Based Algorithmic Internet Search”.

Third Party Provider. Means Google, Inc.

Third Party Provider Advertising Network. The entire distribution network of the Sponsored Advertising Service (or similar service provided by the Third Party Provider to other syndicated advertising partners), including such service(s) on properties owned or operated by the Third Party Provider (e.g. Google.com).

Execution Version

Third Party Provider Technology. The Search Engine, the Data Protocol and all other computer software, technology and/or documentation relating thereto used by the Third Party Provider in connection with delivery of the Web Service, including without limitation all source code and object code therefor and all algorithms and Intellectual Property Rights therein.

Timing Out. As defined in Section 2.5.

Threshold Revenue Share. As defined in Section 5.2.

Transition Notice. As defined in Section 6.6.

UA or User Actions. A UA occurs when any CNN.com User clicks on any Sponsored Link and is transferred, directly or indirectly, to the Third Party Provider’s servers, expressly excluding any Excluded UAs. For purposes hereof, “Excluded UAs” shall mean any clicks (a) directly resulting from fraud for which AOL or the Third Party Provider does not receive any compensation as a result of such fraudulent status; (b) directly resulting from testing by CNN for which AOL or the Third Party Provider does not receive any compensation as a result of such testing; (c) directly resulting from any other clicks for which AOL or the Third Party Provider does not receive any compensation from an Advertiser due to fraud, malicious clicks, testing, ‘bots’ or automated programs, or (d) which AOL or the Third Party Provider is unable to count as a direct result of CNN’s failure to materially comply with the Protocol described in Schedule 2.1 (including the Preamble thereto); provided that any uncompensated clicks which are uncompensated for any other (e.g., commercial) reasons (e.g., customer relations, giveaways or other promotional purposes and similar activity) shall expressly not be deemed Excluded UAs.

URL List. As defined in Section 2.10(b).

Use. Means use, distribute, provide, display or otherwise make available.

Valid IP Address. As defined in Section 2.2.2.

Vertical Searches Means searches targeted to market segments (e.g., travel, shopping, local, news, kids/teens, movies, etc.), regardless of whether such searches search CNN.com, a third party site or sites, a database and/or other source.

Web Offers Landing Page. The page of advertisements served by AOL in response to a CNN.com User clicking on either Result Terms or AOL Hand Mapped Terms.

Web Offers Links. Links served by AOL’s Internet based web offers program for directing Internet search engine users and users of Additional Searches to a landing page of Sponsored Links relevant to the users’ search queries through the use of Result Terms or AOL Hand Mapped Terms.

Web Offer Required Characteristics. As defined in Section 2.3.1.

Web Search Agreement. The Web Search Agreement dated May 1, 2002, as amended, between AOL and Google, Inc.

Web Search Filter Rules. As defined in Section 2.10(a).

Web Search Filters. As defined in Section 2.10(b).

Web Search Results Area. Means, with regards to the Web Service, the area of the page within CNN.com where CNN displays search results from the Web Service responsive to Queries performed by an end user, and explicitly excluding any Additional Searches.

Web Search Slippage. As defined in Section 2.10(g).

Web Service. The Internet services relating to the Search Engine to be provided by the Third Party Provider via AOL for CNN under this Agreement, as more fully described, and according to the specifications listed, on Exhibit B-1, explicitly excluding the provision of paid-for search results.

Workaround. A method by which a user of a product can, by making a limited number of procedural or programming changes in a product, prevent the occurrence or re-occurrence of an Error. Programming changes include, without limitation, adjustments to set-up and configurations files or other settings that do not require recompilation.

Execution Version

EXHIBIT B-1

EXHIBIT B-1: THE WEB SERVICE

Description of Service

AOL shall make available to CNN, and the “Web Service” shall consist of, the Third Party Provider’s web search services. AOL shall ensure that the Web Service is equal to the version of the Third Party Provider’s commercially available Web Service in all material respects, unless otherwise provided for in this Agreement and except to the extent that CNN selects filtering options in accordance with the Data Protocol. AOL shall, upon availability, provide any Upgrades to the Web Service to CNN free of charge during the Term. “Upgrades” shall mean upgrades and enhancements in connection with the services offered by the Third Party Provider that are made generally available to AOL at no cost.

Upon the Effective Date and throughout the Term, AOL shall make available to CNN in connection with the Web Service the Third Party Provider Database (the “Database”).

If any new algorithmic search products and services in which responses to Queries are generated through application of an algorithm are provided to AOL by the Third Party Provider (“New Products”), AOL shall, upon receipt of such products or services, make such products or services available to CNN during the Term, at an agreed upon price. Notwithstanding the foregoing, if CNN declines a New Product, AOL shall continue to deliver the Web Service pursuant to the terms of this Agreement.

AOL shall ensure that all New Products made available to CNN under this Agreement are equal to the version of such New Products provided to AOL in all material respects. AOL shall, upon availability, provide any Upgrades to the New Products, that are made generally available by the Third party Provider to AOL, to CNN free of charge during the Term. In addition, AOL shall make available to CNN, in connection with any New Product described above, the database (that is made the commercially available to AOL) accessible through such New Product on agreed upon pricing.

Technical Requirements (with respect to all Query traffic directed by AOL to an interconnect meeting place located in the United States (and other interconnect meeting places as mutually agreed)).

1.	The following definitions shall apply to this Exhibit B-1:

a.	“CNN Equipment and Software” shall mean equipment and software owned by CNN or operated at CNN’s instruction pursuant to agreements CNN has with third party service providers (other than AOL or the Third Party Provider).

b.	“Availability” shall mean the percentage of Queries that are Fully Processed and Served within five seconds, over a rolling thirty (30) day period.

c.	“End to End Latency” shall mean the time for Queries to be Fully Processed and Served.

d.	“First Level Escalation Contact” shall mean, in the case of CNN, the CNN Network Operations Center, E-mail: noc-ops@web.turner.com, and tel. 404-878-0808; and, in the case of AOL, the AOL Network Operations Center, tel. (703) 265-4662 (which contacts may be changed upon reasonable written notice to the other party with a replacement having comparable seniority and experience).

e.	“Fully Processed and Served” shall mean fully queried, matched, and processed, from the time sent from CNN Equipment and Software to Third Party Provider Equipment and Software, to the time received back by CNN Equipment and Software from Third Party Provider Equipment and Software (including a complete http response, with a complete set of Service Results or a “no results” set served in XML format), excluding any time, delays or outages due to CNN Equipment and Software, and provided the Parties mutually agree on, and maintain, a private interconnect meeting place.

f.	“Third Party Provider Equipment and Software” shall mean equipment and software owned by the Third party Provider or AOL or operated at AOL and the Third Party Provider’s instruction pursuant to agreements that the Third Party Provider has with third party service providers.

g.	“Second Level Escalation Contact” shall mean, in the case of CNN, Dennis Jones, Technology Manager, e-mail: dennis.jones@turner.com and tel.404-885-4235 and, in the case of AOL, Pete Jones, tel. (703) 265-4333 (which contacts may be changed upon reasonable written notice to the other party with a replacement having comparable seniority and experience).

h.	“Network Latency” shall mean the round trip time for an ICMP ping packet sent by CNN between the applicable US CNN server sending Queries to the US Third Party Provider data center handling CNN’s Queries, provided that the Parties mutually agree on, and maintain, a private interconnect meeting place, and excluding any time, delays or outages due to CNN Equipment and Software.

i.	“Server Latency” shall mean the latency between the time a Query is received by the Third Party Provider’s servers and the time transmission of the Search Results is initiated.

j.	“Third Level Escalation Contact” shall mean, in the case of CNN, Dermot Waters, Dir of Technology -

Execution Version

CNN.com, e-mail: dermot.waters@turner.com and tel. 404-878-5832 and, in the case of AOL, Kevin Namey, tel. (703) 265-4167 (which contacts may be changed upon reasonable written notice to the other party with a replacement having comparable seniority and experience).

2.	The following four (4) targets shall apply to the Web Service for Queries coming from a Valid IP Address under Section 2.2.2:

	Target (Target Amount”)	Low Priority Problem	Medium Priority Problem	High Priority Problem

Server Latency	Up to 0. 8 seconds over any 6 hour period	0. 8-1 second over any 6 hour period	1-1.5 seconds over any 6 hour period	1.5 or more seconds over any 6 hour period

Network Latency	Up to 50 milliseconds over any 6 hour period	50-99 milliseconds over any 6 hour period	100-125 milliseconds over any 6 hour period	125 or more milliseconds over any 6 hour period

End to End Latency	Up to 15% Fully Processed and Served in 1 second or more per day	20% Fully Processed an Served in 1 second or more per day	25% Fully Processed and Served in 1 second or more per day	30% or more Fully Processed and Served in 1 second or more per day

Availability	No less than 99.95%	99.95%-99.9%	99.9%-99.6%	99.5% or less

a.	Any Low Priority Problem (other than Availability) that occurs four (4) or more times in any thirty (30) day period (measured on a rolling thirty (30) day basis) shall be considered a Medium Priority Problem.

b.	Any Medium Level Problem (other than Availability) that occurs six (6) or more times in any thirty (30) day period (measured on a rolling thirty (30) day basis) shall be considered a High Priority Problem.

3.	Responses to Problems. The following shall apply except as otherwise provided in Section 2.2.3 of the body of this Agreement.

a.	Low Priority Problems. Both Parties shall address Low Priority Problems as Severity 2 Errors in accordance with Exhibit B-2.

b.	Medium Priority Problems. Both Parties shall address Medium Priority Errors as Severity 1 Errors in accordance with Exhibit B-2. CNN may also contact the First Level Escalation Contact if the target response times set forth in Exhibit B-2 are not met. If a Medium Priority Error is not Fixed or a Workaround is not implemented within twelve (12) hours after contacting the First Level Escalation Contact, the Second Level Escalation Contact may be contacted. If the Medium Priority Error is not Fixed or a Workaround is not implemented within twelve (12) hours after contacting the Second Level Escalation Contact, then the Third Level Escalation Contact may be contacted. If either Party’s Escalation Contact has been contacted by the other Party, they may contact the corresponding Escalation Contact.

c.	High Priority Problems. Both Parties shall address High Priority Errors as Severity 1 Errors in accordance with Exhibit B-2, CNN may contact the First Level Escalation Contact if the High Priority Problem is not Fixed or a Workaround is not implemented within the target response times set forth in Exhibit B-2. If a High Priority Error is not Fixed or a Workaround is not implemented within one (1) hour after contacting the First Level Escalation Contact, the Second Level Escalation Contact may be contacted. If the High Priority Error is not Fixed or a Workaround is not implemented within two (2) hours after contacting the Second Level Escalation Contact, then the Third Level Escalation Contact may be contacted. If either Party’s Escalation Contact has been contacted by the other Party, they may contact the corresponding Escalation Contact.

4.	Measurement

a.

Within forty-five (45) days from and after the Effective Date, Third Party Provider shall provide CNN with 5-minute delayed data that is viewable by a web browser to display the following two statistics for CNN.com using

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the Web Service: (1) Queries per second; and (2) average Server Latency. Such statistics should display the following intervals:

Last 30 minutes

Last 2 hours

Last 6 hours

Last 12 hours

Last 24 hours

Last 7 days

b.	Intentionally blank.

c.	The Third Party Provider and CNN shall each follow the following data/record keeping guidelines with respect to the data described in this Section 4:

i.	The audit provisions contained in Section 5.5 of this Agreement shall apply to the data described in this Section 4 of Exhibit B-1, solely to the extent that records relate to the obligations described in Sections 2 and 3 of this Exhibit B-1.

ii.	Both Parties agree to use commercially reasonable efforts to discuss performance, availability, outages, issues/escalations, upcoming events/releases/changes on a quarterly basis.

5.	Other Service Requirements

a.	Refresh. AOL shall Update the Database no less frequently than the database provided to AOL by the Third Party Provider. “Update” shall mean the process by which the Third Party Provider refreshes the Database (to update the web Service and Search Results from such Database).

b.	Consistency. AOL shall provide all necessary data and IP addresses for CNN to do its own test of the Third Party Providers Consistency (defined below). Such tested Search Results shall remain Consistent (for CNN.com and Web Search Filter Rules until the Database is Updated (it being understood and agreed that the Third Party Provider Updates its own Database frequently) in no less than 99% of instances (over a reasonable sample size and number of Queries) in which a CNN.com User uses the web Services. “Consistent” shall mean that a Query returns the same Results Set for an exactly matching Query. A lack of such tested Consistency shall be considered a Severity 2 Error and shall be addressed by AOL in accordance with the requirements set forth in Exhibit B-2 of this Agreement.

c.	Implementation of Technical Specifications. The latency and availability in this Exhibit B-1 shall only apply provided that (a) CNN implements the technical specifications concerning correct use of XML protocol arguments and correct handling of optional or new result fields set forth in the Data Protocol, (b) CNN’s DNS client implementation correctly complies with the DNS TTL time values returned by the Third Party Provider’s DNS servers, i.e., CNN’s DNS client does not cache data beyond the TTL time, and (c) CNN sends Queries to the host name provided to CNN by the Third Party Provider (e.g., CNN.google.com) and CNN’S client implementation repeats the DNS lookups at least every five seconds in order to pick up any changes. This Section 5(c) shall apply to any “backward compatible” updates to the Data Protocol unless CNN has consented to such updates and the date for their implementation, which consent will not be unreasonably withheld, where “backward compatible” updates means updates that do not require changes by CNN in order to maintain the same level of functionality that existed previous to the proposed update. Data Protocol updates that are backward compatible shall be considered to be a part of the Data Protocol to the extent that they are delivered by the Third Party Provider or AOL to CNN with reasonable notice and are concurrently generally required of the Third Party Provider’s commercial search customers.

d.	Safe Search. CNN may elect to send Queries with “Safe Search” (e.g., adult versus kids) on or off on a Query by Query basis to filter out inappropriate or offensive content. The Parties acknowledge and agree that the Safe Search technology will not remove all objectionable search results. Safe Search, when selected, is intended to prevent adult and explicit content from appearing in Results Sets. During the Term the Third Party Provider will make Safe Search available to CNN and will continue to develop Safe Search.

e.	Problem Review Meetings and Reporting. The Parties agree that they will use commercially reasonable efforts to meet via e-mail or telephone after resolution of any Medium Priority or High Priority Problem that was caused by Third Party Provider Equipment and Software.

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EXHIBIT B-2

PRIORITY RESPONSE TIMES

AOL shall provide, or cause the Third Party Provider to provide, to CNN support services for the Web Service consistent with the following support obligations:

1. OBLIGATIONS

1.1 Support Contact Points.

CNN Technical Support Personnel. CNN will designate a subset of operations positions (up to two (2) positions, and up to a total of four (4) English-speaking persons filling such positions) for all of CNN as qualified contact liaisons for AOL regarding technical support. CNN may change such designated positions or persons at its discretion with reasonable notice to AOL, provided that their numbers do not exceed two (2) and four (4), respectively. AOL acknowledges that CNN will not provide first-level technical support to CNN.com Users of the Web Service.

AOL Technical Support Personnel. AOL and/or the Third Party Provider shall provide back-up technical support to CNN regarding the Web Service. AOL shall appoint sufficient technical support personnel with reasonable and substantial relevant training and experience to whom CNN may address all technical questions relating to the Web Service (“AOL Technical Support Personnel”). AOL will ensure that its AOL Technical Support Personnel are adequately trained to provide technical support to CNN. AOL will provide CNN with an email address (the “Support Address”), a primary and secondary email pager number (the “Support Pagers”), and a telephone support number for contacting the AOL Technical Support Personnel no later than ten days after the Effective Date. AOL will also provide CNN with contact information for executive escalation personnel no later than ten days after the Effective Date. AOL may change its designated AOL Technical Support Personnel and executive escalation personnel at its discretion with reasonable notice to CNN.

1.2. Error Reporting. Errors may be reported on a 24 hours per day, 365 day per year basis via e-mail by any one contacts designated as set forth above.

1.3. Support Requests. AOL will use commercially reasonable efforts to respond to and provide a Fix for Severity 1 and Severity 2 Errors that anyone of the contacts designated as set forth above identifies, classifies and reports to AOL, and will use reasonable commercial efforts to respond and provide a Fix to all other Errors, in accordance with the following:

Severity 1 Error:

Target Response time: 60 mins

Target Fix time:120 mins

Severity 2 Error:

Target Response time: 90 mins

Target Fix time: Two days

For all other Errors, AOL will use commercially reasonable efforts to respond and to provide a Fix as soon as practicable.

AOL will inform CNN Technical Support Personnel of Fixes as soon as they are complete.

Primary contact for Severity 1 problems: AOL Network Operations Center, tel. (703) 265-4662

Primary contact for Severity 2 problems: AOL Network Operations Center, tel. (703) 265-4662

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EXHIBIT C

OPERATIONS

A.	THE SERVICE

Description of Service

The Sponsored Advertising Service offered on CNN.com shall at all times be the primary and most widely available advertising search service the Third Party Provider makes commercially available to AOL to enable AOL users to search for information from the AOL’s and Third Party Provider’s database of Advertisers, unless otherwise agreed to by the Parties in a written Amendment to this Agreement.

B.	RESPONSES AND SUPPORT

1.1 Technical Support. AOL will ensure that its and the Third Party Provider’s Technical Support Personnel are adequately trained to provide technical support to CNN. Prior to commercial launch of any material placements (or any material changes thereto), CNN will have the right to conduct reasonable performance testing (in person or through remote communications), with such commercial launch not to commence until such time as CNN is reasonably satisfied with the results of any such testing, so long as CNN conducts such testing within a reasonable time following notice of such contemplated launch from AOL (which written notice may be in the form of email).

1.2. Error Reporting. AOL will ensure that the performance and availability of the Service and Matched Results is monitored on a continuous basis. Errors may be reported on a 24 hours per day, 365 day per year basis via e-mail by any one of the contacts designated as set forth above.

1.3.	Support Requests.

For all material problems affecting use by CNN.com Users of the Sponsored Advertising Service and Matched Results, AOL will provide a fix within a commercially reasonable period of time.

CNN may contact the following AOL executive escalation personnel in order (such personnel subject to change following prior written notice):

For general support contact: AOL Network Operations Center, tel. (703) 265-4662

Primary contact for highest severity problems: AOL Network Operations Center, tel. (703) 265-4662

Primary contact for other severe problems: AOL Network Operations Center, tel. (703) 265-4662

First Escalation Contact: AOL Network Operations Center, tel. (703) 265-4662

= = = =

Second Escalation Contact:

Pete Jones

Email: peter.jones@corp.aol.com

Phone: 703-265-4333

= = = =

Third Escalation Contact:

Kevin Namey

Email: Kevin.namey@corp.aol.com

Phone: 703-265-4167

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EXHIBIT D

ONE CLICK PRODUCT

The “One Click Product” consists of text links that link to relevant editorial content and which are below the news results links above the Web Search Results Area.

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EXHIBIT E

STANDARD LEGAL TERMS & CONDITIONS

1. Executive Dispute Resolution. In the event of any dispute or disagreement (each a “Dispute”) between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under this Agreement or any document executed pursuant to this Agreement which cannot be resolved by the Parties, then the Dispute shall be submitted to the Executive Contacts (as defined below) for resolution. For ten (10) Business Days after the Dispute was submitted to the Executive Contacts, the Executive Contacts shall meet in person or by phone and attempt In good faith to resolve such Dispute; provided further. that the Executive Contacts shall have the final and exclusive right to resolve Disputes arising from any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. “Executive Contacts” or “Management Contacts” shall mean David Payne, Senior Vice President & General Manager CNN.com for CNN and John Kannapell, Senior Vice-President AOL Search Business for AOL, or their designees (together, the “Management Committee”), and generally overseeing the relationship between the Parties contemplated by this Agreement.

2. License. AOL hereby grants CNN a non-exclusive worldwide royalty free license to use, market, store, distribute, communicate, reproduce, display, perform, transmit and promote the Licensed Content (or any portion thereof) through such areas or features of CNN.com as CNN deems appropriate in its reasonable discretion. In addition, CNN Users will have the right to access each Advertiser Website.

3. Trademark License. In connection with the Web Service, including for use on the Service Pages as CNN deems desirable, and the design and implementation of Promotional Materials (as defined below) promoting, among other things, the Web Service, and subject to the terms and conditions of this Agreement, (a) CNN hereby grants to AOL and the Third Party Provider a nontransferable, nonsublicensable, worldwide, nonexclusive license to use and display trade names, trademarks, and service marks of CNN; and (b) AOL hereby grants CNN a nontransferable, nonsublicensable, worldwide, nonexclusive license to use and display the trade names, trademarks and service marks of AOL and the Third Party Provider (to the extent such rights are granted to AOL by the Third Party Provider) associated with the Web Service and the Promotional Materials (collectively, together with the CNN marks listed above, the “Marks”); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; (ii) displays symbols and notices clearly and sufficiently Indicating the trademark status and ownership of the other Party’s Marks in accordance with applicable trademark law and practice; (iii) complies with all written guidelines provided to it by the other Party related to use of the other Party’s Marks, and (iv) obtains the other Party’s prior written approval (with e-mail being sufficient), which will not be unreasonably withheld or delayed.

4. Ownership of Trademarks. Each Party acknowledges the ownership right of the other Party in the Marks of the other Party and agrees that all use of the other Party’s Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party’s Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the. licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the. trademark rights of the other Party.

5. Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party’s Marks will conform to quality standards communicated in writing by the other Party for use of its trademarks. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Promotional Materials publicly disseminated by such Party which utilize the other Party’s Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party’s marks.

6. Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party’s Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

7. Effort to Inform. CNN shall use commercially reasonable efforts to inform AOL of complaints CNN receives from CNN.com Users about the Sponsored Advertising Service or the Web Service which could reasonably lead to a claim, demand or liability of or against AOL or the Third Party Provider and/or its Affiliates by a third party. Notwithstanding the foregoing, CNN’s failure to provide notice under this Section shall not be deemed a breach of this Agreement.

8. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party Is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

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9. Confidentiality.

(a) Definition. “Confidential Information” means any information disclosed in the course of this Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, technical processes and formulas, source code, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. “Confidential Information” will not include information that (i) was in the recipient’s possession before receipt from the disclosing Party; (ii) is or becomes a matter of public knowledge through no fault of the recipient; (iii) is rightfully received by the recipient from a third party without a duty of confidentiality; (iv) is independently developed by the recipient; (v) is disclosed pursuant to a legal requirement to disclose (including pursuant to federal or state securities laws), except that the recipient will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed; (vi) is disclosed by the recipient with the disclosing Party’s prior written approval; or (vii) is required to be disclosed in order to enforce the recipient’s rights under this Agreement in a court or arbitration proceeding (but in each case only to the extent of such requirement and only after consultation with the disclosing Party, and the recipient will use reasonable efforts to obtain, or assist the disclosing Party in obtaining, an order protecting the information from public disclosure).

(b) Obligation. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the Term of this Agreement and in perpetuity thereafter (with regard to personally identifiable information and non-published protocols) and for a period of three (3) years following expiration or termination of this Agreement (with regard to all other Confidential Information), to keep confidential and prevent the duplication or disclosure of Confidential Information of the disclosing Party, other than by or to its employees or agents, including accountants and auditors, that need access to such Confidential Information and who will each agree to comply with terms and conditions no less restrictive than those set forth in this Section 9; provided that nothing herein shall be deemed to require either Party to retain copies of personally identifiable information.

(c) Government Requirements. Notwithstanding the foregoing provisions of this Section 9, either Party. may disclose Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order, or in connection with the enforcement of this Agreement. In such event, the disclosing Party will provide at least five (5) Business Days prior written notice of such proposed disclosure to the recipient. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations, and (ii) submit a request to the SEC or such governing body that such portions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

(d) Press Releases. Neither Party shall issue any press release, or make any public statement, concerning the existence of this Agreement, the terms hereof or the activities contemplated hereunder (“Press Release”) without the prior written approval of the other Party. In the event a Party desires to issue a Press Release such Party shall submit to the other Party, for its prior written approval, any such Press Release; provided that, subsequent to the initial Press Release, if any, factual references by either Party to the existence of a business relationship between the Parties shall not require approval of the other Party.

(e) Promotional Materials. Each Party will submit to the other Party, for its prior written approval, any marketing, advertising, or other written promotional materials, excluding Press Releases (which are instead governed by Section (d) above), referencing the other Party and/or its trade names, trademarks, and service marks (the “Promotional Materials”); provided, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party’s subsequent factual reference to the existence of a business relationship between the Parties in Promotional Materials will not require the approval of the other Party. Once expressly pre-approved, the Promotional Materials may be used by a Party and its affiliates and re-used for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials may not be used.

10. Limitation of Liability; Disclaimer; Indemnification.

10.1 Liability.

NEITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE CNN.COM, THE SEARCH RESULTS AREA OR ANY ONLlNE AREA RELATING THERETO, THE SPONSORED ADVERTISING SERVICE, ADVERTISING RESULTS, CNN SEARCH SERVICE, THE CNN SEARCH RESULTS, OR THE LICENSED CONTENT, OR ARISING FROM ANY OTHER PROVISION OF THIS. AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, “DISCLAIMED DAMAGES”); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE

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EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTIONS 5.4 OR 7.6 OF THE AGREEMENT AND 10.3 OF THIS EXHIBIT. EXCEPT AS PROVIDED IN SECTIONS 5.4 AND 7.6 OF THE AGREEMENT, AND 10.3 OF THIS EXHIBIT, (I) LIABILITY ARISING UNDER THE AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES, (II) THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THE AGREEMENT WILL NOT EXCEED TWO TIMES THE TOTAL AGGREGATE VALUE OF CONSIDERATION PAID OR PAYABLE BY AOL TO CNN UNDER THE AGREEMENT; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO THE AGREEMENT. IF THERE IS A BREACH OF THE PROVISIONS REGARDING CONFIDENTIAL INFORMATION, THEN THE BREACHING PARTY MAY BE LIABLE FOR CONSEQUENTIAL DAMAGES, BUT NOT IN EXCESS OF THE CAP SET FORTH HEREIN.

10.2 No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING CNN.COM, THE CNN SEARCH SERVICE, THE SPONSORED LINKS SEARCH RESULTS AREA, THE WEB SEARCH RESULTS OR ANY ONLINE AREA RELATING THERETO, THE CNN SEARCH RESULTS, WEB SERVICE, THE SEARCH RESULTS, THE ADVERTISING SERVICE, THE ADVERTISING RESULTS, THE LICENSED CONTENT, OR THIS AGREEMENT INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CNN SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF (A) THE SPONSORED LINKS, (B) THE QUERIES, AND (C) THE USER ACTIONS.

10.3 Indemnity. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, Affiliates. distributors, franchisees and employees of the other Party from any and all third party claims, and all liabilities, damages, costs or expenses, including reasonable attorneys’ fees (but excluding those attorneys’ fees that arise from an Indemnified Party’s (as defined below) decision to participate in its own defense at its expense) arising from such third party claims (collectively “Liabilities”), resulting from the indemnifying Party’s material breach or alleged material breach of any obligation, representation or warranty of this Agreement. In addition, AOL will defend indemnify, save and hold harmless CNN and its officers, directors, agents, Affiliates, distributors, franchisees and employees, from any Liabilities resulting from (i) displaying any Matched Results that are subject to the First Level Filter or the Second Level Filter, including during any implementation periods with respect to updates thereof, and (ii) Slippage.

10.3.1. AOL IP Indemnity. In addition to the other provisions of this Section 10.3, AOL will defend, indemnify, save and hold harmless CNN and its officers, directors, agents, Affiliates, distributors, franchisees and employees from any Liabilities resulting from the infringement of or violation, or alleged infringement or violation of, any copyright, trademark U.S. patent or any other third party right, including without limitation, any music performance or other music related rights in connection with the Licensed Content and the Sponsored Advertising Service.

10.3.2. CNN Filter Indemnity. CNN shall defend, indemnify, save and hold harmless AOL and its officers, directors, agents, Affiliates, distributors, franchisees and employees from any Liabilities to the extent caused directly and Solely by the Keyword Filter and the URL filter (excluding, however, the Keyword Filter and URL filter provided by AOL to CNN pursuant to Section 2.10(d) of the Agreement) provided that (a) CNN expressly requested that AOL employ the Keyword Filter or URL filter that causes the Liabilities (the “Requested Filter”), (b) AOL complies with all the terms of this Agreement in deploying the Requested Filter, and (c) AOL does not have filters in place aimed at filtering the same or substantially similar Licensed Content from AOL’s Web Sites.

10.3.3. THE FOREGOING PARAGRAPHS 10.3, 10.3.1 AND 10.3.2 OF THIS EXHIBIT E AND SECTIONS 5.4 AND 7 IN THE BODY OF THE AGREEMENT STATE EACH PARTY’S ENTIRE LIABILITY (AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDIES) FOR THIRD PARTY CLAIMS ARISING UNDER THIS AGREEMENT, EXCEPT FOR ANY CLAIMS FROM THE THIRD PARTY PROVIDER AGAINST CNN.

10.4 Claims. If a Party entitled to indemnification hereunder (the “Indemnified Party”) becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration, or other proceeding against the Indemnified Party by any third party (each an “Action”), the Indemnified Party will give the other Party (the “Indemnifying Party”) prompt written notice of such Action. Such notice will (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will cooperate, at the expense of the Indemnifying Party (except for the value of time of the Indemnified Party’s employees), with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action that requires the Indemnified Party to admit liability or to pay any money will require the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

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11.    Acknowledgment. AOL and CNN each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The Parties agree that .any principle of construction or rule of law that provides that an agreement shall be construed against the drafter of the agreement in the event of any inconsistency or ambiguity in such agreement shall not apply to the terms and conditions of this Agreement. The provisions of this Section 11 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement

12.    Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence, except that, to the extent expressly stated herein, as between AOL and CNN, AOL shall be responsible for the actions of the Advertisers.

13.    Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or employee of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party. .

14.	Notice.

All notices shall be in English, in writing, and shall be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail, or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via U.S. mail. In the case of AOL, such notice will be provided to both the Executive Vice-President of Business Development for AOL (fax: 703-265-0242) and the Deputy General Counsel (fax:703-265-8433), each at 22000 AOL Way, Dulles, VA 20166 or as otherwise provided in writing for such notice purposes. In the case of CNN, such notice will be provided to both David Payne, Senior Vice President and General manager CNN.com (fax:. 404-827-2150) and its General Counsel (fax: 404-827-1995), each at One CNN Center, Atlanta, Georgia 30303 or as otherwise provided in writing for such notice purposes.

15.    No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

16.    Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all Confidential Information, documents, manuals and other materials specified by the other Party.

17.    Survival.

Sections 2.10(i), 2.10(j), 2.10(k) 6.6, 6.7 (Effect of Termination), and 7 (Relationship between AOL and Advertisers) of the body of the Agreement and Exhibit A, Sections 9-29 of this Exhibit E, Exhibit G, any payment obligations accrued prior to or upon termination or expiration, the obligations of AOL with respect to the use and retention of data in the Preamble to Schedule 2.1, and any other terms .and provisions of this Agreement needed to interpret or make the foregoing operative (except as set forth in such supplementary paragraph), will survive the completion, expiration, termination or cancellation of this Agreement

18.    Entire Agreement. This Agreement sets forth the entire agreement, and is a complete integration, and supersedes any and all prior agreements and statements of intent of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which Is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

19.    Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least Vice President level.

20.    Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

21.	Assignment

Neither Party will assign this Agreement or any right, interest or benefit under this Agreement (including, without limitation, by way of merger or consolidation) without the prior written consent of the other Party (not to be unreasonably withheld). Subject to the foregoing provisions of this Section 21, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors and assigns. A Change of Control as defined in Exhibit A will be governed by Section 6.4 and not by this Section 21.

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22.    Construction: Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

23.    Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

24.    Applicable Law:

This Agreement and the rights of the Parties hereto shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws. Each of the Parties hereto irrevocably agrees that any legal action or proceeding arising out of this Agreement or any transaction contemplated hereby shall be brought only in the State or United States Federal courts located in the State of New York. Each Party hereto irrevocably consents to the service of process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, to the respective address set forth In Section 14 hereof.

25.    Export Controls. Each Party shall comply with all applicable laws, regulations, and rules relating to the export of commodities, software or technical data, and shall not export or re-export any commodities, software, technical data, any products received from the other Party, or direct product of such commodities, software or technical data, to any proscribed country, party, or entity listed in such applicable laws, regulations, and rules, unless properly authorized by the U.S. Government.

26. Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

27. Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. This Agreement, and written amendments hereto, may be executed by facsimile.

28. Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, the Parties agree that any material breach or threatened material breach of the provisions of this Agreement related to exclusivity, intellectual property rights or confidentiality obligations, may cause irreparable harm to the other Party for which money damages might be difficult to determine and an inadequate remedy, and therefore an aggrieved Party may timely seek injunctive relief without the need to prove actual damages to protect its rights under this Agreement, in addition to any and all other remedies available at law or in equity.

29. No Third Party Beneficiaries. The Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party (including but not limited to any subsidiary or Affiliate of either Party hereto).

30. Third Party Provider. AOL will ensure the performance of, and be responsible for, all obligations under this Agreement that are to be performed by the Third Party Provider, and AOL shall be liable, to the extent set forth in this Agreement, for all acts, errors and omissions of the Third Party Provider that are in violation of this Agreement.

Execution Version

EXHIBIT F

COMMERCIAL LINKS

1.	Display of Additional Matched Results. Pursuant to Section 2.1.3 of this Agreement, in addition to the minimum number of Matched Results required by the Sponsored Links Required Characteristics, CNN shall have the right (but no obligation) to request from the Third Party Provider one or more additional Matched Results for display as Sponsored Links in the Sponsored Links Search Results Areas on CNN.com (such Matched Results, the “Additional Matched Results”). Unless otherwise mutually agreed to by the Parties in writing, the Additional Matched Results will be served by the Third Party Provider. For the avoidance of doubt: (x) CNN will have the right to completely discontinue or suspend all requests for Additional Matched Results at any time by providing AOL with two (2) Business Days advance written notice (which written notice may be in the form of email), or in the event CNN wishes only to change the quantity of Additional Matched Results requested (higher or lower), CNN may do so at any time by providing AOL with six (6) Business Days advance written notice (which written notice may be in the form of email), subject, however, to CNN’s right to completely discontinue or suspend all requests for Additional Matched Results as set forth under this subsection (x); and (y) subject to the other terms of this Exhibit F (e.g., CNN’s right to cease requesting Additional Matched Results for any reason), Section 2.1.3 of the main body of this Agreement will govern the general processes regarding the Additional Matched Results.

2.	Application of Relevant Terms and Conditions to Additional Matched Results. For the avoidance of doubt, all terms and conditions of the Agreement applicable to the Sponsored Links and Matched Results shall apply to the Additional Matched Results, e.g., including without limitation the Protocol described in Section 2.1 of the main body of this Agreement.

3.	Tracking and Reporting of Additional Matched Results. All reports required to be provided by AOL under this Agreement shall be inclusive of data relating to the Additional Matched Results.

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EXHIBIT G

USER REGISTRATION AND PRIVACY

USE OF PERSONAL DATA

CNN shall solely own and use all CNN.com User data and information obtained in connection with this Agreement (“CNN User Information”). Except to the extent expressly set forth in Section 2.10 (j) of this Agreement, AOL shall not disclose to any third party (except the Third party Provider) such CNN User Information without CNN’s prior written approval in its sole discretion. The Parties acknowledge that it is the intention of both Parties that neither AOL nor the Third Party Provider collect and CNN not convey to AOL or the Third Party Provider any personally identifiable information in connection with the Web Service. AOL and the Third Party Provider shall adhere to CNN’s then-current privacy policies with respect to activity on CNN.com. If CNN determines that AOL or the Third Party Provider or a third party in contract with AOL is not complying with such CNN policies with respect to such activity on CNN.com, then such non-compliance shall be considered a material breach of this Agreement.

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EXHIBIT H

SPONSORED LINKS REQUIRED CHARACTERISTICS MOCK-UPS

Execution Version

EXHIBIT I

THIRD PARTY BRANDING MOCK-UP

Execution Version

SCHEDULE 1

PROHIBITED ENTITIES

CAREER URLs	COMPETITOR URLs	OTHER URLs	KEYWORDs

a10minuteresume.com

123jobs.com

123movers.com

1greatresume.com

1on1resumes.com

1st-imp.com

1worldresources.com

4work.com

6figurejobs.com

aaamovers.com

acareerzon.com

actautostaffing.com

adecco.com

adicio.com

advancedcareercounseling.com

aeroindustryjobs.com

aftercollege.com

agentrecruiting.com

ajb.org

ajcjobs.com

all-trucking-jobs.com

allretailjobs.com

allstardirectoriesamericasjobbank.com

ama.jobcontrolcenter.com

americanjobs.com

americasemployers.com

atlantajobpost.com

attorneyrecruiting.net

bankjobs.com

bdojobs.com

beitlerstaff.com

bestjobsusa.com

betheboss.com

bigfivepros.com

bigwigs.net

http://bbc.com/

http://bbc.co.uk/

http://msnbc.msn.com/

http://news.google.com/

http://news.yahoo.com/

http://washingtonpost.com

http://www.abcnews.com/

http://www.ap.org/

http://www.cbsnews.com/

http://www.cnbc.com/

http://www.cnet.com/

http://www.c-span.org/

http://www.ew.com/

http://www.forbes.com

http://www.foxnews.com/

http://www.guardian.co.uk/

http://www.msnbc.com/

http://www.prnewswire.com/

http://www.reuters.com/

http://www.upi.com/

http://www.usatoday.com/

http://www.usnews.com/

http://www.weather.com/

http://www.wsj.com/

jobs

job

career

careers

job

jobs

job-search

employment

resume

resumes

workforce

hired

employee

employment

recruiting

staffing

career

careers

employment

employ

BBC

MSN

MSNBC

Yahoo

Yahoo News

Google News

Washington Post

ABC

ABC News

ABCNews

Associated Press

AP

CBS

CBS News

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bluefoxjobs.com

boldfacejobs.com

brassring.com

brilliantpeople.com

campjobs.com

canalstreettalent.com

candocareer.com

care-orps.com

career-edu.com

career.bioexchange.com

career.com

career.org

careeradvancementservices.com

careerandresume.com

careeravenue.com

careerbank.com

careerboard.com

careerbuilder.com

careercast.com

careerchange.com

careercity.com

careerfish.com

careerinventory.com

careeriq.com

careerjournal.com

careermagazine .com

careernet.com

careeroverview.com

careerpath.com

careerperfect.com

careerpro.com

careers.edegree.org

careers.msn.com

careers.org

careers.yahoo.com

careerscape.com

careersite.com

careersmultilist.com.au

careerspan.com

careerzapper.com

CBSNews CNBC C-Span Cspan Entertainment Weekly EW Forbes Fox Fox News FoxNews Guardian UK PR Newswire PRNewswire Reuters UPI USA Today USAToday US News and World Report Wall Street Journal

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careerzeekers.com

cdldriverswanted.net

chef2chef.net

chefjobs.com

chiefpeople.com

clubjobs.net

collegegrad.com

colorado,jobing.com

coloradojobs.com

computercareers.net

computerjobs.com

computerjobsworkathome.com

computerwork.com

corpsearch.com

csi-personnel.com

dcjobnetwork.com

destinationstaffing.com

developercareers.com

dice.com

drivercareers.com

earningontheweb.com

easyjob.net

ekonomijobb.se

elance.com

elance.com.hk

elsevierhealthcareers.com

employment-job-search.net

employment911.com

employmentguide.com

employmentwizard.com

ework.com

eworkmarkets.com

execresumes.com

execu-search.com

execunet.com

executive-advisors.com

executiveresumepro.com

exercisejobs.com

fabjob.com

filmstaff.com

fincareer.com

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findatruckingjob.com

findgreatpeople.com

findyourspot.com

firecareers.net

firerecruit.com

fish4jobs.co.uk

flipdo.com

flipdog.com

floridacareers.us

gapcareers.co.uk

getahead-direct.com

getinterviews.com

governmentaljobs.com

gravitypeople.com

greatnurse.com

gsajobmarket.com

gymjob.com

hbcucareercenter.com

hcareers.com

headhunter.net

health-care-careers.org

healthandwellnessjobs.com

healthecareers.com

heidrick.com

heidrickstruggles.com

hightechcareers.com

hire.com

homeemployed.com

hospitaljobsonline.com

hotcdljobs.com

hotelcareersolutions.com

hotjobs.com

hotjobs.yahoo.com

hotjobspider.com

hotrecruit.co.uk

howtogetyourdreamjob.com

hrjunction.com

hundredk.com

hurleysearch.com

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in.jobstreet.com

indeed.com

infoedge.com

infojobs.it

interplacement.com

itcareers.com

job-hunt.org

job-interview.net

job-opportunities.net

job.com

jobbankusa.com

jobbmatchning.dn.se

jobboards.com

jobbsafari.se

jobcenter.com

jobengine.com

jobfind.com

jobforest.com

jobguru.com

jobgusher.com

jobing.com

joboptions.com

jobpilot.com

jobs-on-monster.com

jobs.com

jobscience.com

jobsearch.com

jobsearch.lu

jobsearch.monster.com

jobsearchworkbench.com

jobsfortruckers.com

jobsinme.com

jobsinnh.comhome

jobsinsports.com

jobsinthemoney.com

jobsite.com

jobsmart.com

jobsnake.com

jobsniper.com

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jobsonline.com

jobster.com

jobsummit.com

jobtrak.com

jobvertise.com

jobweb.com

jonesinternational.edu

journeyed.com

justinjobs.com

kenexa.com

kornferry.com

landjob.com

lawjobs.com

layoffengineers.com

leadersonline.com

leisurejobs.com

lucascareers.com

manpower.com

manpower.se

maximumpayjobs.com

mbajobfind.com

medhunter.com

medhunters.com

minnesotajobs.com

monster.com

monstertrak.com

nationjob.com

nationsjob.com

needtechs.com

net-tamps.com

nettemps.com

newjobs.comphealth.com

nursajobz.com

nutritionjobs.com

nytimes.com

officeworksrx.com

oilandgasjobsearch.com

oilcareer.org

pcrecruiter.com

pharmjobdirect.com

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pilotcareercentre.com

preferredjobs.com

prohire.com

quintcareers.com

radcareers.com

readyrecruit.com

regionalhelpWanted.com

rehabjobs.com

restaurantjobs.com

richertoday.com

rntravelerjobs.com

roberthalf.com

rtc-employment.com

salary.com

sales-search.com

saljjobb.se

sciencejobs.com

scjobmarket.com

scripps.com

searchceo.com

simplyhired.com

skillsvillage.com

snagajob.com

starttodayjobs.com

swapjobs.com

talentmanager.it

techemployment.com

teknikjobb.se

theladders.com

therecruiternetwork.com

top-execs.com

topusajobs.com

tradesworker.com

traveltherapyjobs.com

trovojob.it

truckdriver.com

truckersearch.com

truecareers.com

usnews.com

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washingtonjobs.com

washingtonpost.com

wetfeet.com

wisconsinjobnetwork.com

worathome-employment.com

work4agoodcause.com

workathome-employment.com

workathomejobs.com

workathomesearchengine.com

workskillsprofessionals.com.au

workthing.com

yahoocareers.com

youapplyhere.com

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SCHEDULE 2.1

SCHEDULE 2.1

Ads Protocol and Protocol Implementation Process

Preamble

CNN will use the data protocol interface described in Section 1 below (the data described in Section 1 below referred to as the “Shared Data”) , in order to allow The Third Party Provider to (a) provide the Sponsored Advertising Service as required under this Agreement (including providing such information to a Metric Auditor to the extent required by Section 5.5(d) of the Agreement), (b) detect Spam, and (c) use such data in aggregate form (e.g., combined with data provided by multiple Third Party Provider distribution partners or customers (“Aggregated Data”) and in a manner that prevents (i) individual identification of CNN.com Users, their personal information (if any) or the fact that such end-users are CNN.com Users, or (ii) identification of groups or sets of end-users as users of products or services, as applicable, on CNN.com (other than for Spam detection)) for non-competitive purposes] (e.g., determining the most popular search terms)((a) through (c) being the “Designated Purposes”). AOL expressly recognizes that, notwithstanding anything to the contrary in this Schedule 2.1:

(a)	CNN may elect not to provide the Shared Data, but if CNN elects to provide the Shared Data, CNN is only obligated to provide the Shared Data if and to the extent not personally identifiable (e.g., such that the portions of the Shared Data (e.g., cip) may be masked with a one-way hash (or otherwise masked) at CNN’s option); provided, however that CNN shall not be relieved of its obligation under the Agreement to submit Queries or display Sponsored Links, except as otherwise provided in the Agreement. If CNN elects to provide the end-user portions of the Shared Data it will do so as a one-way hash (and neither AOL nor the Third Party Provider will unmask such Shared IP Data). The one-way hash contemplated herein will be on a “one-to-one” basis, such that different source IP addresses will be assigned different codes, and the same source IP address will be assigned the same code. Ads cannot be geo-targeted without the provision of relevant zip code. Unless CNN elects to provide such relevant zip codes or other geo-targeting related information, AOL shall not be deemed in breach of Section A of Exhibit C of this Agreement to the extent AOL is unable to do so due to CNN’s election not to provide relevant zip codes or other geo-targeting related information. To the extent CNN makes available geo-targeting information, AOL will ensure that the Third Party Provider will use this data only for one-time targeting (i.e. only to serve the appropriate geo-targeted Sponsored Links in that one instance).

(b)	For the avoidance, of doubt, CNN is never required to provide data kept in an end-user cookie (“Cookie Data”), and if CNN does provide Cookie Data then CNN may encrypt such Cookie Data at its option.

(c)	AOL shall ensure that the Third Party Provider shall: (i) use the Shared Data solely for the Designated Purposes; (ii) not disclose the Shared Data to any third party other than (x) the Metric Auditor (to the extent required by Section 5.5(d) of the Agreement) and (y) Third Party Provider’s third-party agents solely for the Designated Purposes, subject to the confidentiality requirements and other restrictions on use set forth in the Agreement; (iii) only keep the Shared Data during the time in which it keeps the logs containing such Shared Data in the ordinary course of its business; (iv) keep the Shared Data under controlled access (i.e. in a manner which ensures that such data is not disclosed to any third party(except as described in this paragraph (c)) or made available to unauthorized personnel); and (v) not attempt to determine any personally identifiable information underlying of forming the basis of the Shared Data, For the avoidance of doubt, to the extent Third Party Provider’s other distribution partners or customers or their auditors are permitted to audit the non-CNN related Aggregated Data kept on Third Party Provider’s logs, AOL shall ensure that the Third Party Provider extracts the relevant data (i.e., not the Shared Data) from such logs and provides reports thereof in connection with such audits, but does not provide such third parties access to Shared Data provided by CNN.

(d)	The “cip” data listed in the fifteenth line of chart 2 in Section 1.1 below are required only to the extent such information is readily available to CNN and to the extent that CNN elects to provide the same (e.g., source ip may not be available).

(e)	The description of “cip” data listed in the fifteenth line of Chart 2 in Section 1.1 below shall be deemed to expressly exclude those X-Forwarded-For HTTP headers that are in the internal CNN path.

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(f)	All items labeled as “Notes” are suggestions only, and CNN will not be liable for any failure to comply therewith.

(g)	Note: Because the Third Party Provider relies on the ip parameter (IP address), AOL hereby advises CNN that providing the values of these parameters is necessary to have maximum protection against ad “spamming”.

(h)	The Parties have agreed to filtering requirements in Section 2.8 of the main body of this Agreement. In connection with the filtering to be done in connection with such Section, listing a URL will block all sub-pages of the primary domain. For example:

Blocking www.guns.com, will automatically block www.guns.com/buygunshere

(i)	CNN shall have up to 60 days from the Effective Date to implement the Protocols in this Agreement, subject to any circumstances beyond its reasonable control.

(j)	AOL shall ensure that the Third Party Provider shall, upon each UA, be permitted to use “cookie” or web beacon technology (collectively, “Cookie Technology”) on a non-personally identifiable basis for the sole purposes of leveraging ad effectiveness functionality for an Advertiser relating click through events to conversions on the Advertiser’s Advertiser Web Site(s) (or the site of the relevant Advertiser’s third party agent) and similar return on investment (“ROI”) analysis of such Advertiser with respect to such Advertiser’s Sponsored Links delivered under this Agreement on a per click-through event basis, as well as aggregating such UAs with other UAs and/or other click-throughs across the Third Party Provider Advertising Network and other targeted text link monetization services of the Third Party Provider for conversion and similar ROI analysis (e.g., The Third Party Provider shall not build a profile of a CNN User with respect to the type of ad that is effective for such CNN User, or such CNN User’s buying habits, etc)(collectively, the “Permitted Cookie Uses”), provided that: (i) AOL is in compliance with the Agreement and any reasonable requirements set forth by CNN and disclosed to AOL in writing (which may be by email), including but not limited to rich media serving terms, submission requirements, etc., and (ii) the Third Party Provider provides access to Sponsored Links hereunder in accordance with generally recognized industry standards (e.g., click through functionality, description of placement of “cookies” on a browser and how “cookies” are read through hypertext transfer protocol (i.e., “HTTP”) headers). Notwithstanding anything to the contrary, such use of Cookie Technology on CNN.com shall not include the following activities:

(a)	the collection of CNN.com User Navigational Data, or the aggregation, co-mingling or any other combination of data for or about CNN Users with data from other sites for the purpose of building profiles of CNN.com Users (regardless of whether such profiles were created outside of CNN.com), or for use in online preference marketing to CNN.com Users;

(b)	aggregation, use or disclosure of Navigational Data obtained through the use of such technology;

(c)	disclosure of or association by or on behalf of the Third Party Provider with any personally identifiable information of an CNN.com User;

(d)	use or conducting of survey-based research without the prior written approval of CNN; and

(e)	redirection or disclosure of data or information to a third party absent the express prior written approval by CNN (other than aggregate, non-personally identifiable data regarding conversions and other similar ROI analysis and/or spam, which may be disclosed to each relevant Advertiser or Advertiser’s Agent or others provided that such aggregate data could not reasonably be used to identify conversions on CNN.com).

For purposes of this Agreement, “Navigational Data” shall mean any data regarding CNN.com User navigation (e.g., destinations, clickstream, etc.) online, but excluding data which solely relates to whether (and, if so, when) a user who clicked on a Sponsored Link subsequently converts on the relevant Advertiser’s Advertiser Web Site(s) (or the site of the relevant Advertiser’s third party agent).

Restrictions on Use of CNN.com Information. Neither AOL nor the Third Party Provider shall (i) use any information or data gathered in connection with serving Sponsored Links to or through CNN.com (the “CNN.com Information”) in any manner whatsoever except as expressly permitted by the terms of this Agreement, nor (ii) communicate any CNN.com Information (or any portion thereof) to any individual or entity (other than aggregate, non-personally identifiable data regarding conversions and other similar ROI analysis and/or spam, which may be disclosed to each relevant Advertiser or Advertiser’s Agent or others provided that such aggregate data could not reasonably be used to identify conversions on CNN.com).

Execution Version

AOL and the Third Party Provider shall maintain complete, clear and accurate records of all uses of CNN.com Information obtained through the use of Cookie Technology, including the collection, recording, organization, storage, adaptation, alteration, retrieval, consultation, alignment or combination, blocking, erasure or destruction of CNN.com Information and Aggregated Client Information, and of any permitted (if any) disclosure or otherwise making available of CNN.com Information (collectively, the “Privacy Records”).

All such privacy Records shall be maintained for a minimum of three (3) years following termination of this Agreement, except with respect to data or information for which the Third Party Provider has a company-wide policy for periodic purging of such data (which purging shall not occur more frequently than once during any six (6) month period) and information, which policy shall be provided to CNN upon request.

CNN shall have the right to direct a mutually agreeable independent third party privacy auditor, which auditor must be a nationally recognized auditing firm (a “Privacy Auditor”) to generate a report regarding Third Party Provider’s use of Cookie Technology and the collection and use of CNN.com Information, subject to confidentiality restrictions consistent with those set forth in this Agreement (and any additional confidentiality restrictions as mutually agreed), to conduct reasonable and necessary copying and inspection of Privacy Records. Any such audit may be conducted after twenty one (21) Business Days prior written notice, during normal business hours, no more than once per Year, and shall be at CNN’s expense; provided, however, that if an inspection reveals any violation of the terms and conditions set forth in this Preamble, (i) AOL shall promptly reimburse CNN for the reasonable fees charged by the Privacy Auditor, and (ii) CNN shall thereafter have the right to conduct more frequent audits during the Term, subject to this Section, provided, however that the total number of audits shall not exceed a total of two (2) per Year.

AOL shall comply with, and shall ensure that the Third Party Provider shall comply with, CNN directions and policies regarding the collection, storage and destruction of IP addresses that AOL and the Third Party Provider encounters in connection with this Agreement. Specifically, AOL shall ensure that: (a) IP addresses remain at all times encrypted when in the possession or storage of the Third Party Provider or its agents; and (b) other than the Permitted Cookie Uses and the Designated Purposes, the Third Party Provider will not use the IP addresses for any other purpose without the prior written consent of CNN, which may be given in CNN’s sole discretion.

Notwithstanding the foregoing or anything contained in this Schedule 2.1, the Designated Purposes and any other uses of data collected pursuant to this Schedule 2.1 shall not include any uses not permitted of Service Data under Section 2.10(j) of the Agreement, without the prior written consent of CNN, and the Shared Data and all other data collected under this Schedule 2.1 shall be owned as provided for Service Data under Section 2.10(j) of the Agreement.

*        *        *

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Note: This document describes protocol features specific only to ad requests and results.

Section 1

SLM Ad Interface

Overview

SLM (Sponsored Links Manager) serves Sponsored Links and/or Web Offers, both of which are just textual advertisements. This document describes the API used to obtain query-relevant ads.

SLM serves ads from a variety of advertising partners and aggregators, as defined by the particular needs of a given partner or ad consumer. A major partner is the Third Party Provider, and some the Third Party Provider terms are used in this description. A SLM Profile must be configured by AOL in order for a partner to issue these ad calls with an approved ID, and this configuration may specify advertising partners, and default behavior such as locale -language and country.

•	There are 2 methods to retrieve sponsored links from SLM - XML and HTML. These methods provide flexibility in how the links may be brought into content pages through backend server functions.

•	An Ad Request is an HTTP GET command. Here’s a sample test URL (not intended for any load). http://switcher.dmn.aol.com/sw/a?sch=dmn&ssch=test_aol_sports&squery=realtors&snum=10

•	All parameters must be URL encoded for reliable transmission.

•	Channels can set default values for optional parameters.

•	For Server to Server requests (XML Response), SLM supports optional IP-based authentication

•	The following request parameters are supported by SLM:

•	Query related ads parameters

•	Content related ads parameters

•	Error related ads parameters

•	Common parameters

Ad Types

SLM supports retrieval of matching ads which are determined to be relevant based on the following kinds of input parameters:

a)	A specified query term, typically entered by an end-user.
b)	An input keyword and/or URL typically entered by a channel devoted to specific topic.
c)	A standard http error code (usually a DNS error).

Section 1.1

Matching Query Terms-Chart 1

For channels that supply a “query” term for which they want relevant ads. In the Third Party Provider terms, “AFS” (AdSense for Search) channels.

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Name	Required	Default Value	Channel can specify default	Description
Sch	Yes		Asd	Channel id assigned by SLM, passed by the partner on each API invocation

Ssch	Yes		Yes	Sub-channel id assigned by SLM, passed by the partner

squery	Yes		Yes	Search string as typed by user
Other SLM parameters-Chart 2
Other SLM parameters, independent of the kind of ads
Name	Required	Default Value	Channel can specify default	Description
snum		10	Yes	Number of ads requested

of		xml	Yes	“Output Format for the result (response) – xml & html are supported types”

stest		off	Yes	Test mode

locale		En_US	Yes	Country and language

z				Zip code for user

page		0	Yes	Page number of the ad distribution recipe.

nt				Value returned from previous request specifying how to get the next set of ads for same query

lf		0	Yes	Local Ad Filter: 0 – Retrieve both local/national advertisers. 1 – only local. 2 – only national

css			Yes	HTML API only – URL to the css to be applied to the unordered list of results

ssafe		high	Yes	Safety mode

sh_ie		UTF-8	Yes	Input encoding

sh_oe		UTF-8	Yes	Output encoding

sclient			Yes	Google Client Id

spch			Yes	Google Channel Id

cip				IP address of client

cru				Referrer URL

csp			Yes	Connection Speed

cua				Browser user agent string

scoco		usa	Yes	Country code of user

sbrand		aol	Yes	Brand of user

sview		web	Yes	Web or aol

sit			Yes	Promotional page/page position tracking

city			Yes	City for user.*

state			Yes	State for user. It must be in two letter format. For example CA for California, NM for New Mexico.*

sl_cat			Yes	The category under which the query has been classified; used to select Suppliers (“recipe”) to serve ads from; sl_cat=adult is the only category specified as of 08072006; unrecognized sl_cat will lead to the serving of ads from the “default” suppliers for the channel.

*	city and state will only be used if zip code is not provided.

Testing with Google Ads

It’s essential when testing with the Third Party Provider to separate queries issued for preliminary testing and validation from queries issued in a production environment. During testing, all queries to SLM must include the parameter adtest,

Execution Version

by appending it to the URL, in this format

&adtest=on

This indicates that the query is not to be counted as production traffic. Naturally, this parameter must be removed at the time of launch.

For example, the test URL shown above must be augmented for the Third Party Provider testing as shown here.

http://switcher.dmn.aol.com/sw/a?sch=dmn&ssch=test_aol_sports&squery=realtors&snum=10&adtest=on

Glossary

This glossary contains definitions of acronyms and terms that may be new to some readers.

Geo-Targeting – The Third Party Provider Search Engine contains the technology to determine the origin of a search request based on the user’s IP address or other relevant geographical information. Using this information, the Third Party Provider search requests can be configured to return either search or ad results limited to the user’s country or location.

2. Protocol Implementation Process.

2.1 Changes and Updates.

(1) The Third Party Provider reserves the right to make changes or updates to the Protocol implemented by CNN and the Third Party Provider set forth in this Schedule 2.1 or replace such Protocol with a new version, including without limitation, such changes, updates or replacements that enable new features or functionality of the Sponsored Advertising Service (collectively, “Updates”), in each case, subject to the mutual agreement (in writing) of CNN. CNN and AOL will (and AOL shall ensure the Third Party Provider will) work in good faith to reach mutual agreement on each such Update as soon as is reasonably possible, and to the extent that a particular issue concerning any proposed Update arises pursuant to which CNN reasonably withholds its mutual agreement (e.g., CNN User privacy), the Parties will, to the extent commercially practicable, modify and implement such Update to address such issues. For the avoidance of doubt, CNN’s reasonable objections to any component of a particular Update (“Specific Objections”) shall not affect the implementation of any mutually agreed components of such Update to the extent that such implementation is commercially practicable in light of the Specific Objections.

(2) Notwithstanding the foregoing, the Third Party Provider shall not be prohibited from making any Updates available to its other partners so long as the Third Party Provider also offers such Updates to CNN in compliance with subpart (1) above. For the avoidance of doubt, even in the event the Parties fail to reach mutual agreement as to any Update as set forth in subpart (1) above, AOL will not be in breach of Section A of Exhibit C of this Agreement as the result of providing such Updates to its partners.

(3) Without limitation of AOL’s rights under subpart (2) above, if CNN, AOL and the Third Party Provider are unable to reach mutual agreement with respect to any Updates to the Protocol within 30 days of the Third Party Provider’s request for implementation, then the matter shall be referred to the Management Committee for resolution in accordance with Exhibit E.

2.2. [intentionally omitted]

2.3. Support Requests. CNN will use commercially reasonable efforts to respond to and provide a fix for errors as reported by AOL and the Third Party Provider.

Contacts unless updated by written notice:

Execution Version

Minor problems:

Email describing problem should be sent to CNN.com, e-mail: dermot.waters@tumer.com and tel. 404-878-5832

Major Problems:

If immediate attention is required call the CNN Network Operations Center, E-mail: noc-ops@web.turner.com, and tel. 404-878-0808 and report the problem.